                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            BRISTOL HOTELS & RESORTS
                                       AT
                              $9.50 NET PER SHARE
                                       BY
                            BHR NORTH AMERICA, INC.
                    AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF
                                    BASS PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 31, 2000, UNLESS THE OFFER IS EXTENDED (SUCH DATE, AS
              EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE").

    THE BOARD OF DIRECTORS OF BRISTOL HOTELS & RESORTS ("BRISTOL" OR THE "COMPANY") HAS APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, BRISTOL AND THE HOLDERS OF SHARES (AS DEFINED HEREIN). THE BOARD OF DIRECTORS OF BRISTOL (THE "COMPANY BOARD") RECOMMENDS THAT BRISTOL STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF THE THEN ISSUED AND OUTSTANDING SHARES (THE "SHARES") OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF BRISTOL WHICH, WHEN TAKEN TOGETHER WITH SHARES OWNED BY BASS PLC ("BASS") OR ITS AFFILIATES, REPRESENT AT LEAST A MAJORITY OF THE THEN ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE "THE OFFER--CERTAIN CONDITIONS OF THE OFFER." BASS CURRENTLY OWNS INDIRECTLY 9.0% OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS. PURSUANT TO A STOCKHOLDER AGREEMENT WITH BASS, DATED AS OF FEBRUARY 28, 2000, UNITED/HARVEY HOLDINGS, L.P., THE OWNER OF 37.3% OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, HAS AGREED TO TENDER TO PURCHASER IN THE OFFER ALL SHARES BENEFICIALLY OWNED BY IT. THE OFFER IS NOT SUBJECT TO THE RECEIPT OF FINANCING OR ANY NON-GOVERNMENTAL APPROVALS.

    PRUDENTIAL SECURITIES ("PRUDENTIAL") HAS DELIVERED TO THE COMPANY ITS WRITTEN OPINION THAT, AS OF THE DATE OF SUCH OPINION AND BASED ON AND SUBJECT TO THE MATTERS STATED IN SUCH OPINION, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES PURSUANT TO THE MERGER AGREEMENT IS FAIR FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES. SEE "SPECIAL FACTORS--OPINION OF FINANCIAL ADVISOR TO THE COMPANY BOARD" FOR FURTHER INFORMATION CONCERNING THE OPINION OF PRUDENTIAL.

                                   IMPORTANT

    Any stockholder who desires to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in such Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) ("Share Certificates") representing the tendered Shares and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") (at the Depositary's address set forth on the back cover of this Offer to Purchase) or tender such stockholder's Shares pursuant to the procedure for book-entry transfer set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender such stockholder's Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth under the caption "The Offer--Procedures for Accepting the Offer and Tendering Shares."

    Questions or requests for assistance may be directed to MacKenzie
Partners, Inc. (the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           --------------------------

March 6, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      1

INTRODUCTION................................................      4

SPECIAL FACTORS.............................................      7
  Background of the Offer...................................      7
  Recommendation of the Company Board; Fairness of the Offer
    and the Merger..........................................     10
  Opinion of Financial Advisor to the Company Board.........     11
  Position of Parent and Purchaser Regarding Fairness of the
    Offer and the Merger....................................     14
  Purpose and Structure of the Offer and the Merger; Reasons
    of Parent for the Offer and the Merger..................     15
  Plans for the Company After the Offer and the Merger......     16
  Rights of Stockholders in the Offer and the Merger........     16
  The Merger Agreement......................................     17
  The Stockholder Agreement.................................     23
  Interests of Certain Persons in the Offer and the
    Merger..................................................     24

THE OFFER...................................................     25
  Terms of the Offer........................................     25
  Acceptance for Payment and Payment for Shares.............     26
  Procedures for Accepting the Offer and Tendering Shares...     27
  Withdrawal Rights.........................................     30
  Certain United States Federal Income Tax Consequences.....     30
  Price Range of Shares.....................................     31
  Certain Information Concerning the Company................     32
  Certain Information Concerning Parent, Bass America and
    Purchaser...............................................     36
  Financing of the Offer and the Merger.....................     37
  Dividends and Distributions...............................     37
  Certain Effects of the Offer..............................     37
  Certain Conditions of the Offer...........................     39
  Certain Legal Matters; Regulatory Approvals...............     40
  Fees and Expenses.........................................     42
  Miscellaneous.............................................     42

                             SCHEDULES AND ANNEXES

               --      Directors and Executive Officers of Parent, Bass America and
SCHEDULE I             Purchaser
ANNEX A        --      Opinion of Prudential Securities Incorporated
ANNEX B        --      Agreement and Plan of Merger, dated as of February 28, 2000, by and among Bass PLC, Bristol Hotels & Resorts and BHR
                         North America, Inc.
ANNEX C        --      Stockholder Agreement, dated as of February 28, 2000, by and among Bass PLC, BHR North America, Inc. and United/Harvey
                         Holdings, L.P.
ANNEX D        --      Section 262 of the Delaware General Corporation Law

                               SUMMARY TERM SHEET

    BHR North America, Inc. ("BHR") is offering to purchase all of the outstanding common stock of Bristol Hotels & Resorts ("Bristol") for $9.50 per share in cash. The following are some of the questions you, as a stockholder of Bristol, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is BHR North America, Inc. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Bristol. We are an indirect wholly owned subsidiary of Bass PLC, a corporation organized under the laws of England and Wales.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding common stock of Bristol.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT?

    We are offering to pay $9.50 per share in cash, less any withholding taxes. If you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    We will need approximately $158.1 million to purchase Shares pursuant to the Offer, to consummate the Merger and to pay related fees and expenses. We expect to obtain the necessary funds from general corporate funds and the issuance of commercial paper.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    Because the form of payment consists solely of cash and the Offer is not conditioned on our ability to obtain financing, we do not think our financial condition is relevant to your decision whether to tender in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 Midnight, New York City time, on Friday, March 31, 2000, to decide whether to tender your shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. In addition, if we decide to include a subsequent offering period or periods in the Offer as described below, you will have an additional opportunity to tender your shares.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    In the event that any condition to the Offer is not satisfied or waived prior to the expiration date we may from time to time extend the expiration date (but not beyond May 31, 2000), or amend any term of the Offer in any manner not materially adverse to the Bristol stockholders. In addition, we may extend the initial expiration date of the Offer to include a subsequent offering period or periods for a period of up to 20 business days. A subsequent offering period, if one is included, will be an additional opportunity for stockholders to tender their shares and receive the offer consideration following the expiration of the Offer. If all conditions to the Offer have been satisfied or waived and less than 90% of the Shares have been tendered, we will provide for a subsequent offering period of at least five business days.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF YOU DECIDE TO INCLUDE A
  SUBSEQUENT OFFERING PERIOD?

    If we decide to extend the Offer, we will inform ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon," which is the depositary for the Offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. In addition, if we decide to include a subsequent offering period, we will inform ChaseMellon of that fact and will make a public announcement of the extension.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to purchase any shares which are validly tendered unless that number of shares, when added to the shares already owned by us and our affiliates, represents at least a majority of the shares of Bristol outstanding on a fully diluted basis. 46.3% of the outstanding Shares on a fully diluted basis are either owned by us or legally obligated to be tendered to us in the Offer. The Offer is also conditioned on the receipt of antitrust approvals and other customary conditions. The Offer is not conditioned on the receipt of financing or any non-governmental approvals.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to ChaseMellon, the depositary for the Offer, not later than the time the Offer expires. If your shares are held in a street name, the shares can be tendered by your nominee through The Depositary Trust Company. If you cannot get something that is required to the depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the depositary within five New York Stock Exchange trading days. However, the depositary must receive the missing items within that five trading day period.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the Offer has expired and, if we have not by May 4, 2000 agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in "The Offer--Withdrawal Rights", if one is included.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to ChaseMellon while you still have the right to withdraw the shares.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT WILL THE MERGER OCCUR AND WILL BRISTOL CONTINUE AS A PUBLIC COMPANY?

    If we acquire at least a majority of the outstanding shares of Bristol on a fully diluted basis, BHR will be merged with and into Bristol and Bristol will no longer be publicly owned.

    If that merger takes place, Bass PLC will indirectly own all of the shares of Bristol and all remaining stockholders (other than us and our affiliates) will receive $9.50 per share in cash (or any other higher price per share which is paid in the Offer). We may attempt to effect the merger even if we own less than a majority of the shares of Bristol, but in such event the merger is not certain to occur.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the Offer will receive the same amount of cash per share that they would have received had they tendered their shares in the Offer.

Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and of shares of Bristol that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the Bristol common stock. Also, as described above, Bristol may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On February 25, 2000, the last full trading day before we announced the Offer and the possible subsequent merger, the closing price of Bristol common stock reported on the New York Stock Exchange was $5.75 per share. On March 3, 2000, the last full trading day before the date of this Offer to Purchase, the price of a share of Bristol common stock was $9.31. We advise you to obtain a recent quotation for shares of Bristol common stock in deciding whether to tender your shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). MacKenzie Partners, Inc. is acting as the information agent for our Offer.

                                  INTRODUCTION

To the Holders of Shares of Common Stock of
Bristol Hotels & Resorts:

    BHR North America, Inc. ("BHR" or "Purchaser"), a Delaware corporation, hereby offers to purchase any and all issued and outstanding shares of common stock, $.01 par value per share (the "Shares"), of Bristol Hotels & Resorts, a Delaware corporation, (together with its subsidiaries, where applicable, "Bristol" or the "Company") (other than Shares already owned by Bass PLC, a corporation organized under the laws of England and Wales ("Bass" or "Parent") and its direct and indirect wholly-owned subsidiaries) at a price of $9.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Purchaser is an indirect, wholly owned subsidiary of Parent.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Parent or Purchaser will pay all charges and expenses of the depositary, ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and the information agent, MacKenzie Partners, Inc. (the "Information Agent"), incurred in connection with the Offer. See "Tender Offer--Fees and Expenses."

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, BRISTOL AND THE HOLDERS OF SHARES. THE COMPANY BOARD RECOMMENDS THAT BRISTOL'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

    Prudential Securities Incorporated ("Prudential") has delivered to the Company Board its written opinion, dated as of February 27, 2000 (the "Prudential Opinion") that, as of the date of such opinion and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent and its affiliates). See "Special Factors--Opinion of Financial Advisor to the Company Board" for further information concerning the opinion of Prudential. A copy of the Prudential Securities Opinion is attached hereto as Annex A.

    The Company has been advised that all of its directors and executive officers (who presently own 10.4% of the issued and outstanding Shares) intend to tender or cause the tender of all of their Shares pursuant to the Offer.

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF THE THEN ISSUED AND OUTSTANDING SHARES OF THE COMPANY WHICH, WHEN TAKEN TOGETHER WITH SHARES OWNED BY PARENT AND ITS AFFILIATES, REPRESENT AT LEAST A MAJORITY OF THE THEN ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER." BASS CURRENTLY OWNS INDIRECTLY 9.0% OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS. PURSUANT TO A STOCKHOLDER AGREEMENT, DATED AS OF FEBRUARY 28, 2000, UNITED/HARVEY HOLDINGS, L.P., A DELAWARE LIMITED PARTNERSHIP ("HOLDINGS"), THE OWNER OF 37.3% OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, HAS AGREED TO TENDER IN THE OFFER ALL SHARES

BENEFICIALLY OWNED BY IT. THE OFFER IS NOT SUBJECT TO THE RECEIPT OF FINANCING OR ANY NON-GOVERNMENTAL APPROVALS.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 28, 2000 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction (or waiver, to the extent permissible under the Merger Agreement) of the other conditions set forth in the Merger Agreement, Purchaser will, in accordance with the requirements of the Delaware General Corporation Law (the "DGCL"), be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Company"). At the effective time of the Merger (the "Effective Time"), subject to the terms and conditions of the Merger Agreement, each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares owned by Parent or its affiliates or Shares as to which dissenters' rights have been timely exercised) shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "Special Factors--The Merger Agreement."

    The Merger is subject to the satisfaction or waiver of certain conditions. See "Special Factors--The Merger Agreement." The Merger is not conditioned on obtaining financing. Under the DGCL and the Company's Certificate of Incorporation, a merger of the Company would require the approval of the Company Board and the holders of a majority of the outstanding Shares. If Purchaser acquires, pursuant to the Offer or otherwise, such number of Shares that, when added to the Shares held by its affiliates, would constitute at least a majority of the outstanding Shares, Purchaser believes it would have sufficient voting power to approve a merger of the Company without the affirmative vote of any other Company stockholder. If Parent, Purchaser and Parent's other affiliates own at least a majority of the outstanding Shares as a result of the Offer or otherwise, Parent and Purchaser would have sufficient voting power to and would approve the Merger without the affirmative vote of any other stockholder of the Company. Unless it is no longer required to do so under the DGCL, the Company has agreed to cause a meeting of its stockholders as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger and the Merger Agreement.

    Pursuant to the Merger Agreement, Parent, the Company and Purchaser have agreed that, promptly upon the purchase of Shares pursuant to the Offer, Parent will be entitled to designate such number of directors on the Company Board corresponding to the percentage of outstanding Company Shares held by Parent and its affiliates following consummation of the Offer. The Company has agreed to use its reasonable best efforts to cause the election of such director designees.

    In connection with the Merger Agreement, Parent, Purchaser and Holdings entered into a Stockholder Agreement, dated as of February 28, 2000 (the "Stockholder Agreement"). Pursuant to the Stockholder Agreement and subject to the conditions set forth therein, Holdings has agreed to tender the Shares owned by it in the Offer and vote such Shares in favor of the Merger Agreement and the Merger at any meeting of the stockholders of the Company for the period from February 28, 2000 until the earliest to occur of (i) the consummation of the Merger, (ii) the purchase of Holdings' Shares pursuant to the Offer, or
(iii) the termination of the Merger Agreement. Holdings has also granted Purchaser a power of attorney to vote Holdings' Shares in connection with any vote of the stockholders of the Company relating to the Merger Agreement. Parent has agreed to indemnify Holdings from certain liabilities that it may incur in connection with the Stockholder Agreement. As of February 28, 2000, Holdings owned 7,065,436 Shares, representing 37.3% of the issued and outstanding Shares on a fully diluted basis.

    No dissenters' rights are available in connection with the Offer; however, stockholders of the Company who have not tendered their Shares in the Offer will have dissenters' rights in connection with the Merger. Such dissenters' rights are described in "Special Factors--Rights of Stockholders in the Offer and the Merger."

    As of February 28, 2000 there were outstanding 17,708,686 Shares and options to purchase an aggregate of 1,227,350 Shares at an average exercise price of $5.38 per Share. As of February 28, 2000, Bass America, Inc., a Delaware corporation ("Bass America"), an affiliate of Parent and Purchaser, directly owned 1,713,629 Shares, representing approximately 9.7% of the 17,708,686 Shares then outstanding (9.0% on a fully diluted basis). As of February 28, 2000, Parent beneficially owned 8,779,065 of the Shares, representing approximately 49.6% of the Shares then outstanding (46.3% on a fully diluted basis), as a result of the direct ownership by Bass America and the 7,065,436 Shares subject to the Stockholder Agreement. Based upon the foregoing, Parent believes that the Minimum Condition will be satisfied if at least 7,754,390 Shares (including the Shares subject to the Stockholder Agreement but excluding the Shares held by Bass America), are validly tendered and not withdrawn prior to the Expiration Date (as defined herein).

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

    HOLIDAY INN HOTEL ACQUISITION

    On April 28, 1997 Bass and Bristol Hotel Company, Bristol's predecessor ("BHC"), consummated a transaction under which BHC acquired 45 owned and 15 managed Holiday Inn properties in North America from Bass (the "Holiday Inn Hotel Acquisition"). In exchange, Bass acquired a 36% equity interest in BHC and received $91 million in cash.

    FELCOR MERGER AND SPIN-OFF TRANSACTION

    On July 27, 1998, Bristol Hotel Company merged with a subsidiary of FelCor Suite Hotels Inc., a real estate investment trust (the "FelCor Merger"). Immediately prior to the Merger, BHC distributed to its shareholders by means of a spin-off dividend all of its equity interest in the Company, then constituting its hotel management operations (the "Spin-off Transaction"). In the merger and spin-off, Bass' equity interest in BHC was exchanged for $25.8 million in cash and a 13.3% equity interest in FelCor Lodging Trust Incorporated ("FelCor"), which owns 100 of the Company's hotel properties, and a 9.9% stake in the Company. Following the FelCor transaction, Holdings, an investment entity sponsored by The Hampstead Group, a private equity firm which had provided substantially all of the capital for the organization of BHC in 1995, beneficially owned 39.9% of the Company's common stock and had a 14.2% ownership interest in FelCor.

    HOTEL PROPERTIES AGREEMENT AND FRANCHISE ARRANGEMENTS

    At the time of the Holiday Inn Hotel Acquisition, BHC and Holiday Corporation, an affiliate of Bass, entered into an agreement concerning the development, ownership and management by BHC of new hotels franchised under the Bass hotel brands. In connection with the Spin-off Transaction, Bristol and Holiday Hospitality Corp., an affiliate of Bass ("HHC"), entered into a successor to that agreement (the "Hotel Properties Agreement"). Under the Hotel Properties Agreement, Bristol is required to meet certain annual targets for the number of Bristol hotels operated under Bass brand names, and if Bristol fails to meet those targets it is required to pay HHC certain fees until March 2006 or the applicable target is met. However, the fee is not payable if the total number of rooms in all hotels then owned, leased or managed by the Company under a brand other than certain Parent-owned hotel brands is less than 15% of the aggregate number of rooms in all of the hotels leased, owned or managed by the Company. Subject to certain exceptions, under the Hotel Properties Agreement, if Parent wishes to acquire an equity interest or development right in a mid-range hotel located in the United States or Canada, it must first offer such opportunity to the Company.

    The Company and HHC have entered into franchise agreements covering Company properties operated under Parent brands which generally require the payment of franchise fees equal to 5% of room revenues. Amounts paid by Bristol to Bass pursuant to these franchise agreements and related marketing, advertising and reservation services were $51.3 million and $18.0 million, including
$29.8 million and $11.2 million for franchise royalty, marketing and reservation assessments and $5.9 million and $2.3 million of frequent guest program fees for the year ended December 31, 1999 and the period from the date of the Spin-off Transaction through December 31, 1998, respectively. Currently, 100 hotels managed by the Company are operated under Parent hotel brands pursuant to individual franchise agreements.

    COMPANY STOCKHOLDERS' AGREEMENT AND COMPANY REGISTRATION RIGHTS AGREEMENT

    At the time of the Spin-off Transaction, certain affiliates of Parent, the Company and Holdings entered into a Stockholders' Agreement (the "Company Stockholders' Agreement"). Subject to certain exceptions, neither Parent entities party to the Company Stockholders' Agreement nor Holdings may sell Shares without first offering such Shares to the other party, and each has the right to participate in any proposed sale of Shares to a third party on a pro rata basis. In addition, the Company Stockholders' Agreement provides that Parent entities will not purchase or otherwise acquire beneficial ownership of any Shares, or securities convertible into Shares, if after giving effect thereto Parent entities collectively would be deemed to own, under certain provisions of the Internal Revenue Code, Shares representing more than 9.9% of the outstanding Shares, without the prior written consent of the Company. Pursuant to the Company Stockholders' Agreement, each of Parent and Holdings are each entitled to designate one director to the Company Board, subject to maintaining certain minimum equity ownership percentages.
Mr. Thomas Oliver, a director of Parent, is the Bass designee on the Company Board.

    In connection with the Spin-Off Transaction, the Company, Holdings and an affiliate of Parent entered into a Registration Rights Agreement (the "Company Registration Rights Agreement"), under which Parent entities have been granted demand registration rights for offerings of at least $5 million in equity securities of the Company and piggyback registration rights under certain circumstances.

    RECENT CONTACTS, NEGOTIATIONS AND TRANSACTIONS

    From time to time following the FelCor Merger in July 1998, representatives of Bristol or The Hampstead Group conducted informal discussions with representatives of Bass regarding a possible business combination and other transactions involving Bristol and Bass, including the possible acquisition of Bristol by Bass. However, at the time Bass determined not to pursue any possible business combination transaction involving Bristol, and Bass did not engage in any substantive discussions on this topic until late 1999.

    In mid-September 1999, Thomas Corcoran, Chairman and Chief Executive Officer of FelCor, met with several representatives of Bass, including Sir Ian Prosser, Chairman and Chief Executive, and suggested that Bass should consider an acquisition of the Company. FelCor is the owner of 100 properties leased by the Company. Mr. Corcoran felt that there would be some advantages to FelCor in having the FelCor hotels currently leased by the Company operated by Bass, which would combine the hotel management with the Bass brands in a single relationship. Subsequently, on several occasions in December 1999 and January 2000, Mr. Corcoran contacted Thomas Arasi, President of the Americas division of Bass Hotels & Resorts, to discuss whether Bass might have an interest in considering an acquisition of the Company. During that period, Mr. Corcoran delivered to Bass various financial and other information on FelCor properties.

    In late December 1999, income tax legislation relating to real estate investment trusts (the "REIT Modernization Act") was enacted that permits REITs beginning in January 2001 to own taxable subsidiaries that could serve as the lessees of properties owned by the REIT. These developments made a potential acquisition of the Company, followed by a substitution of the FelCor leases with management contracts, more attractive to Bass because Bass has a strong preference to operate under management contracts rather than leases.

    On January 12, 2000 J. Peter Kline, President and Chief Executive Officer of Bristol, telephoned Mr. Oliver to inform him that the Company had received informal inquiries from other companies regarding a possible business combination and suggested that Bass may wish again to consider such a transaction. On January 18, Mr. Corcoran contacted Mr. Arasi, informing him that he believed that Hampstead shortly might be willing to consider a possible sale of its interest in Bristol. At a hotel industry convention on January 19, Mr. Oliver and Mr. Arasi met with Mr. Kline, who confirmed his previous conversation regarding other potentially interested parties and asked if Bass would be interested in considering such a possibility. Mr. Oliver suggested that the matter should be pursued in discussions with senior management of Bass in London. On January 25, Mr. Kline met in London with Messrs. Prosser and Oliver and Richard North, Finance Director of Bass. Among other things, Mr. Kline inquired as to whether Bass had any interest in Bristol, stating that a case could be made for an acquisition of Bristol at a price between $8-$12 per share. Two days after the London meeting, Mr. Kline telephoned Mr. Oliver and informed him that the Company Board of directors of Bristol would at its next meeting consider Bristol's strategic alternatives, including whether to initiate a process which could lead to the possible sale of Bristol.

    Bass subsequently assembled a team to conduct preliminary due diligence on the Company. On February 1, Bass and the Company executed a confidentiality agreement, and due diligence on the

Company commenced shortly thereafter. As part of the due diligence, representatives of Bass met with Mr. Kline and Jeffrey Mayer, the Company's Chief Financial Officer, on February 2 and February 3.

    On February 11, Mr. Kline contacted Mr. Arasi to inquire as to whether he believed Bass' view on value would be within the range of $8--$12 per share that Mr. Kline had indicated in the London meetings. Mr. Arasi replied that, if Bass submitted an indication of interest, he thought that it would be within the range, but that he could not be more specific. Mr. Kline responded that another party had expressed an interest in acquiring the Company within the range. On February 14, Mr. Kline telephoned Mr. Oliver and asked if he could be more specific on the question of value. Mr. Oliver indicated that he thought Bass was moving towards the range of $9--$10 per share.

    On February 15, the Company Board met to consider Bristol's strategic alternatives. Mr. Oliver, who is a member of the Company Board, did not participate in that meeting in light of the discussion between Bass and Bristol. Following that meeting, representatives of Bristol informed representatives of Bass that the Company Board had not made a decision as to whether to pursue any particular course of action. However, to assist the Company Board in considering potential strategic alternatives, the Company Board would request that potentially interested parties submit indications of interest with respect to an acquisition of Bristol by February 25, the date of the next scheduled Bristol board meeting. Mr. Oliver received a request for a submission of interest on February 17. Representatives of Bass informed representatives of Bristol that they were unsure as to whether Bass would make a submission of the type requested or, if so, as to the timing thereof, but indicated that Bass was considering the matter internally. Counsel for Bristol subsequently forwarded to Mr. Oliver and counsel for Bass a draft merger agreement and stockholder agreement, with the request that markups of these documents accompany any indication of interest submitted by Bass relating to a business combination transaction.

    During this time, Bass engaged in discussions with FelCor in order to determine whether, if the Company Board did initiate a sale process and Bass decided to participate, FelCor would be interested in converting the Company leases into management contracts as permitted under the REIT Modernization Act. On February 17, Mr. Corcoran and other representatives of FelCor met in Atlanta with representatives of Bass to discuss the general financial and other terms of such an arrangement. At the conclusion of the meeting, the parties agreed that Bass would prepare a draft "heads of agreement" reflecting the state of the discussions at that time. On February 23, Bass transmitted the draft heads of agreement to FelCor. Representatives of Bass and FelCor continued to discuss the principal terms of the heads of agreement over the following two days. Concurrently, representatives of Bass and FelCor discussed the terms of a contribution agreement pursuant to which Bass would reduce its ownership interest in FelCor to below 10% in order to avoid jeopardizing FelCor's REIT status under applicable rules if Bass did pursue an acquisition of Bristol.

    During the week of February 21, Mr. Arasi and Mr. Kline discussed a number of issues, including whether, if Bass were to determine to make an offer, the offer would be contingent on Bass successfully concluding its negotiations with FelCor on replacing the existing FelCor leases with management contracts.
Mr. Kline indicated that he believed that any such condition would not be favorably received by the Company Board.

    On the morning of February 25, Mr. Oliver and Mr. Corcoran agreed that, given the differences between the parties at that time and the breadth of issues that would need to be reflected in the form of management agreement, it would not be possible for Bass and FelCor to reach a final heads of agreement prior to the deadline that afternoon for the submissions requested by the Company Board. Mr. Oliver and Mr. Corcoran therefore agreed that any discussions regarding the form of management contract would resume after the Company Board's deliberative process was concluded.

    Later that day, Bass submitted a letter indicating that, if requested by the Company Board, it would consider making a proposal to acquire the Company at a price of $9.50 per share. Bass also enclosed comments to the draft merger agreement and related stockholder agreement. The indication of interest did not contain any condition regarding arrangements with FelCor. The Company Board met during the evening of February 25. After the board meeting, Mr. Kline contacted Mr. Oliver to tell him that the

Company Board would be willing to consider a Bass offer at $9.50 per share, subject to negotiation of a definitive merger agreement.

    Counsel for Bass and the Company met in New York on the morning of February 26 and February 27 to negotiate the terms of the merger agreement and the stockholder agreement. Representatives of Bass also met with representatives of the Company to discuss others matters relating to the transition of the Bristol business to Bass. Discussions relating to the merger and stockholder agreements were concluded by February 27. The merger agreement and related matters were approved by the Company Board on February 27 and on February 28 by the board of Bass. The parties jointly announced the execution of the merger agreement on February 28.

    For additional information regarding the background of the Offer and the Merger, see "Item 4. The Solicitation or Recommendation--Background of the Offer" in the Company's Schedule 14D-9 being furnished to the Company's stockholders contemporaneously with this Schedule 14D-1.

RECOMMENDATION OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

(A) RECOMMENDATION OF THE BOARD OF DIRECTORS.

    AT A MEETING OF THE BOARD OF DIRECTORS ON FEBRUARY 27, 2000, THE COMPANY BOARD APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES. THE COMPANY BOARD RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

(B) REASONS FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

    In approving the Merger Agreement and the transactions contemplated thereby, and recommending that holders of Shares accept the Offer and tender their Shares pursuant to the Offer, the Company Board considered a number of factors, including, but not limited to, the following:

    REASONS FOR THE COMPANY BOARD'S RECOMMENDATION. In adopting the Merger Agreement and approving the transactions contemplated thereby, and recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement, the Company Board considered a number of factors, including, in addition to the factors mentioned in "Background of the Offer--Recent Contacts, Negotiations and Transactions" above, the following:

       (i) The financial and other terms of the Offer, the Merger, the Merger Agreement and the related transaction agreements;

       (ii) Prudential's financial presentation at the February 25-27, 2000 Company Board meeting and such firm's opinion that, based upon and subject to certain matters stated in its opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares (other than Parent and its affiliates) from a financial point of view (the "Prudential Opinion"). THE FULL TEXT OF THE PRUDENTIAL OPINION, WHICH SETS FORTH THE MATTERS CONSIDERED AND THE ASSUMPTIONS MADE BY PRUDENTIAL, IS ATTACHED HERETO AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO READ THE PRUDENTIAL OPINION IN ITS ENTIRETY. THE PRUDENTIAL OPINION IS DIRECTED ONLY TO FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE $9.50 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES (OTHER THAN BASS AND ITS AFFILIATES) PURSUANT TO THE OFFER AND THE MERGER, AND IS NOT INTENDED TO CONSTITUTE, AND DOES NOT CONSTITUTE, A RECOMMENDATION AS TO WHETHER ANY HOLDERS OF SHARES SHOULD TENDER SHARES PURSUANT TO THE OFFER;

       (iii) The fact that the $9.50 per Share cash consideration to be paid in the Offer and the Merger represents a premium of 65% over the closing price of the Shares ($5.75) on the New York Stock Exchange on February 25, 2000 (the last full trading day prior to the execution of the Merger Agreement), and an 80% premium to the average closing sales price for the Shares for the 20 trading days ended February 25, 2000;

       (iv) The absence of a financing condition to the Offer or a condition relating to the modification of the Company's leases with FelCor, and the perceived ability of Parent and Purchaser to consummate the Offer, the Merger and the transactions contemplated by the Merger Agreement;

       (v) The Company's future prospects, financial resources, ability to access the capital markets and the alternatives available to the
    Company as a stand-alone enterprise;

       (vi) The increased competition in all segments of Company's businesses from other companies, particularly those with substantially greater financial resources;

       (vii) General conditions in the hospitality industry that have adversely affected, and are expected to continue to adversely affect, the
    Company's relative competitive position unless it becomes a part of a larger, more diversified company such as Bass;

       (viii)The Company Board's belief that the Offer and the Merger represent an opportunity to reduce certain of the risks described in the foregoing considerations by effecting a strategic business combination with a larger, more diversified company and to enter into a transaction which the Company Board believed was predicated on an attractive valuation for the Company's stockholders; and

       (ix) The provisions of the Merger Agreement which permit the Company Board to consider an unsolicited superior proposal if one were to be made.

    The Company Board also considered three principal relative detriments of the Offer and the Merger:

       (i) The Offer and the Merger would be effected in highly competitive and rapidly changing industry conditions which, among other factors, had resulted in decreases in the market prices for hospitality companies, including the Company, during 1998 and 1999;

       (ii) As a result of the Offer and the Merger, the benefits of the Company's long-term prospects would not be realized by the existing holders of Shares; and

       (iii) The terms of the Merger Agreement limiting the Company's ability to consider other acquisition proposals and requiring the Company to pay a $7.0 million termination fee in certain circumstances make it more difficult for another potential bidder to propose to acquire the Company on a basis that would be superior to that contemplated by the Merger Agreement.

However, the Company Board determined that the foregoing detriments were outweighed by the potential benefits of the transactions described above.

    The foregoing discussion of the information and factors considered and given weight by the Company Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation and approval of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Company Board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY BOARD

    On February 27, 2000, Prudential delivered its oral opinion to the Company Board, which opinion was confirmed in writing as of February 27, 2000, to the effect that, as of such date, the consideration to be paid in the Offer and the Merger was fair, from a financial point of view, to the holders of Shares (other than Parent and its affiliates).

    A copy of the Prudential opinion, which sets forth the assumptions made, matters considered, and scope and limits on the review undertaken, is attached to this Offer to Purchase as Annex A and is incorporated herein by reference. The summary of the Prudential Opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Opinion. Bristol stockholders are urged to read the Prudential Opinion in its entirety.

    THE PRUDENTIAL OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER TO THE HOLDERS OF SHARES FROM A FINANCIAL POINT OF VIEW. IT DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO WHETHER SUCH HOLDER OF SHARES SHOULD TENDER ITS SHARES IN THE OFFER, VOTE ITS SHARES IN FAVOR OF THE MERGER OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE OFFER OR MERGER.

    In conducting its analysis and arriving at the Prudential Opinion, Prudential reviewed such information and considered such financial data and other factors as Prudential deemed relevant under the circumstances, including the following:

       (i) Drafts of the Merger Agreement and the Stockholder Agreement dated February 27;

       (ii) certain publicly-available historical financial and operating data concerning the Company, including, but not limited to, the Annual
    Report on Form 10-K for the Company for the fiscal year ended December 31, 1998;

       (iii) historical stock market prices and trading volumes for the Shares;

       (iv) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential deemed comparable to the businesses of the Company, or otherwise relevant to Prudential's inquiry; and

       (v) such other financial studies, analyses and investigations that Prudential deemed appropriate.

    Prudential discussed with the senior management of the Company (a) the past and current operating condition of the Company; (b) the prospects for the Company, including its future financial performance; and (c) other matters as Prudential deemed relevant.

    In connection with Prudential's review and analysis and in arriving at its opinion, Prudential relied upon the accuracy and completeness of the financial and other information publicly available or provided to it by the Company and Prudential has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to certain prospective financial information for the Company provided to Prudential by the management of the Company, Prudential has assumed that such information, and the assumptions and bases therefor has been reasonably prepared and represents management's best currently available estimate as to the future financial performance of the Company. Further, the Prudential Opinion was based on economic, financial and market conditions as they existed on the date thereof and can only be evaluated as of the date of the Prudential Opinion, and Prudential assumes no responsibility to update or revise the Prudential Opinion based upon events or circumstances occurring after such date. Although Prudential evaluated the fairness, from a financial point of view, of the consideration to be paid in the Offer and the Merger to the holders of Shares (other than Parent and its affiliates), Prudential was not requested to, and did not, recommend the specific consideration payable in the Offer or the Merger, which consideration was determined through negotiations between Parent and Bristol and approved by the Company Board.

    The Prudential Opinion, including Prudential's presentation of such opinion to the Company Board, was one of the many factors that the Company Board took into consideration in making its determination to recommend the Offer and adoption of the Merger Agreement. Consequently, Prudential's analyses described below should not be viewed as determinative of the opinion of the Company Board with respect to the Offer and the Merger Purchase. The Prudential Opinion does not address the fairness of the Offer or the Merger to Parent.

    In arriving at the Prudential Opinion, Prudential performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses distributed to the Company Board at the February 27, 2000 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential believes that its analyses must be considered as a whole and selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential opinion. Prudential made assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Prudential's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential to the Company Board on February 27, 2000 in connection with the delivery of the Prudential Opinion.

    COMPARABLE COMPANIES ANALYSIS. Prudential employed a comparable companies analysis, based on publicly available historical financial results, to establish the following:

       (i) a range of implied "Enterprise Values" (calculated as the product of diluted shares outstanding and the closing stock price on
    February 25, 2000, plus debt and preferred stock outstanding minus cash and cash equivalents) as a multiple of Earnings before Interest Taxes Depreciation and Amortization ("EBITDA") for the latest twelve months ("LTM EBITDA") of certain companies considered by Prudential to operate businesses reasonably comparable to Bristol; and

       (ii) a range of implied share prices as a multiple of LTM EBITDA of certain companies considered by Prudential to operate businesses reasonably comparable to Bristol.

    The companies included were as follows:

       (a)   Meristar Hotels and Resorts;

       (b)   Janus Hotels and Resorts;

       (c)   Lodgian;

       (d)   Crestline Capital Corp.;

       (e)   Interstate Hotels Corp.;

       (f)   Prime Hospitality Corp.; and

       (g)   Sunburst Hospitality Corp.

    These comparable companies were found to have a range of Enterprise Values as a multiple of LTM EBITDA of 2.25x to 7.13x with a median of 6.38x. Assuming a price of $9.50 per share for the Company's common stock results in an implied Enterprise Value expressed as a multiple of LTM EBITDA of 10.77x, as compared to an actual multiple of 6.36x. These same companies were found to have a range of share prices expressed as a multiple of LTM EBITDA of 0.73x to 6.75x with a median of 2.45x. Assuming a price of $9.50 per share for the Company's common stock results in an implied share price as a multiple of LTM EBITDA of 11.16x, as compared to an actual multiple of 6.75x.

    None of the comparable companies in the above analysis for comparative purposes is, of course, identical to Bristol. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the operating results for each of the comparable companies.

    INTERNAL RATE OF RETURN ANALYSIS. Prudential also conducted an Internal Rate of Return Analysis to arrive at what yields would be realized at different prices per share for the Company's common stock. Prudential looked at the Company's recurring EBITDA for the twelve months ended December 31, 1999 ("December 1999 EBITDA"), both before and after giving effect to furniture, fixture and equipment expenses ("FF&E"), and the Company's projected EBITDA for the twelve months ending December 31, 2000 ("2000 EBITDA"), both before and after giving effect to the Company's budgeted FF&E, and employed different capitalization rates to determine indicative internal rates of return. The analysis showed that at a price of $9.50 per share the internal rate of return would be 10.03% for December 1999 EBITDA after FF&E; 16.06% for December 1999 EBITDA before FF&E; 12.88% for 2000 EBITDA after FF&E; and 18.53% for 2000 EBITDA before FF&E.

    The Company Board selected Prudential to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions and because it has substantial experience in transactions similar to the Offer and Merger. Pursuant to an engagement letter with Prudential, the Company paid Prudential $400,000 upon the delivery of the Prudential Opinion. In addition, the engagement letter with Prudential provides that the Company will indemnify Prudential and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the Offer, the Merger or its engagement. In the ordinary course of business, Prudential may actively trade shares of the Company's common stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    THE FULL TEXT OF PRUDENTIAL'S WRITTEN OPINION DATED AS OF FEBRUARY 27, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND SCOPE AND LIMITATIONS ON THE REVIEW UNDERTAKEN (THE "PRUDENTIAL OPINION"), IS ATTACHED AS ANNEX A. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ THE PRUDENTIAL OPINION CAREFULLY AND IN ITS ENTIRETY. THE PRUDENTIAL OPINION IS DIRECTED TO THE COMPANY BOARD AND ADDRESSES THE FAIRNESS OF THE CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) PURSUANT TO THE MERGER AGREEMENT AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF SHARES SHOULD PARTICIPATE IN THE OFFER. THE SUMMARY OF THE PRUDENTIAL OPINION SET FORTH IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

POSITION OF PARENT AND PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

    Parent and Purchaser believe that the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders. Parent and Purchaser base their belief on the following facts:

       (i) the fact that the Company Board concluded that the Offer and the Merger are fair to, and in the best interests of, the Company and the Company's stockholders (other than Parent and its affiliates);

       (ii) notwithstanding the fact that Prudential's opinion was addressed to the Company Board and that neither Parent nor Purchaser is entitled to rely on such opinion, the fact that the Company Board received an opinion from Prudential that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Parent and its affiliates);

       (iii) the fact that the Offer constitutes an approximately 65% premium over the closing market price of the Company's Shares on
    February 25, 2000, the business day immediately prior to the date on which the Offer was announced;

       (iv) the fact that the same consideration will be paid in both the Offer and the Merger;

       (v) the fact that the Offer and the Merger will each provide consideration to the Company's stockholders entirely in cash;

       (vi) Parent's belief that the long-term prospects of Bristol as an independent, non-branded hotel operator may be limited given the diminished scope of growth opportunities for non-branded hotel management companies generally, and the currently limited availability of off-balance sheet real estate investment capital from Bristol's traditional sources;

       (vii) the fact that Holdings, a 39.9% shareholder of the Company, has entered into the Stockholders Agreement and has agreed to accept the Offer and tender its Shares, and that the same price per Share is being paid to Holdings and all other the Company stockholders;

       (viii)the fact that the majority of the Company's hotels are subject to long-term franchise agreements with Bass Hotels & Resorts, which enables Parent to assign a higher value to the Company than other potential bidders that would either be required to pay franchise fees to Bass
    Hotels & Resorts or liquidated damages in the event that any bidder changed Bristol's hotels from Bass' brands to their proprietary brands or those of Bass' competitors; and

       (ix) the terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the Company Board from considering other bids that the Company Board has determined, based on the terms of such proposal, including the proposed consideration per Share, to be a Superior Proposal (as defined below), and the Company Board's right to terminate the Merger Agreement in order to accept a Superior Proposal upon the payment of a $7 million termination fee.

    Parent and Purchaser did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of the Company's business, Parent and Purchaser did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT FOR THE
  OFFER AND THE MERGER

    The purpose of the Offer and the Merger is for Parent to increase Parent's ownership of the Company from approximately 9.7% to 100%. Upon consummation of the Merger, the Company will become an indirect, wholly owned subsidiary of Parent. The acquisition of the Shares not owned by Parent and its affiliates has been structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of the Company from the Company's public stockholders to Parent and Purchaser, and so as to provide such stockholders with cash for all of their Shares.

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board and the affirmative vote of the holders of a majority of the issued and outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares. Unless it is no longer required to do so under the DGCL, the Company has agreed to cause a meeting of its stockholders as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger and the Merger Agreement. If Parent and its affiliates own a majority of the outstanding Shares as a result of the Offer or otherwise, Parent would have sufficient voting power to and would approve the Merger without the affirmative vote of any other stockholder of the Company. Bass America, Purchaser and Holdings have agreed to vote their Shares in favor of the Merger.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER

    Pursuant to the Merger Agreement, upon completion of the Offer, Parent and Purchaser intend to effect the Merger in accordance with the terms of the Merger Agreement. See "Special Factors--The Merger Agreement."

    The Merger Agreement provides that, effective upon the consummation of the Offer, Parent will be entitled to designate a number of directors (rounded up to the next whole number) to the Company Board in proportion to the percentage of the total number of outstanding Shares of the Company owned by Parent and its affiliates. It also provides that the Company shall use its reasonable best efforts to cause at least two persons who are not officers or employees of the Company or affiliated or associated with Parent or Purchaser to be members of the Company Board until such time as the Merger is consummated.

    After the Merger, at an appropriate time Parent intends to resume its discussions with FelCor concerning the possible conversion of the Company leases with FelCor to management contracts effective sometime on or after January 1, 2001. If such a conversion occurred the Company would no longer include in its income hotel operating revenues nor would it pay lease expense. Instead, the Company would expect to receive a management fee based on revenues and profitability of the managed FelCor hotels.

    Except as otherwise described in this Offer to Purchase and except for the transactions contemplated by the Merger Agreement, Parent has no current plans or proposals which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; or (iii) any other material change in the Company's corporate structure or business.

    Nevertheless, Parent may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and coordinate the activities of the Company and Parent. Furthermore, in connection with its ongoing review of its long term strategy, Parent may, in the future, consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other extraordinary transactions affecting the Company or its operations.

RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE MERGER

    APPRAISAL RIGHTS

    Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time who do not vote in favor of the adoption of the Merger Agreement will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Time in accordance with Section 262 of the DGCL.

    Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon factors other than or in addition to the price per Share to be paid in the Offer and the Merger and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share to be paid pursuant to the Offer or the Merger Consideration.

    In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involving a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER V. UOP, INC. and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out-merger is the right to appraisal described above. However, damages or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. A COPY OF SECTION 262 OF THE DGCL IS ATTACHED HERETO AS ANNEX D AND THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX D. THE FOREGOING DESCRIPTION OF CERTAIN PROVISIONS OF THE DGCL IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is set forth in Annex B and is incorporated herein by reference. This summary may not contain all the information that is important to you. Accordingly, the Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used below and not defined in this document have the respective meanings assigned to those terms in the Merger Agreement.

    THE OFFER

    The Merger Agreement contemplates the commencement of the Offer and sets forth the conditions to the consummation of the Offer. For a description of the Offer conditions, see "--Certain Conditions of the Offer" below. Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause the Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or any extension thereof. If all conditions to the Offer have been satisfied or waived and Purchaser extends the Expiration Date because less than 90% of the Shares then issued and outstanding (including the Shares owned by Parent) have been tendered in the Offer, Shares will no longer have any withdrawal rights and any Shares so tendered will be accepted for payment and paid for by the Purchaser and the Purchaser will extend the Offer for an aggregate period not to exceed 20 business days.

    THE MERGER

    The Merger Agreement provides that, subject to the conditions of the Merger Agreement, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent. In the event the Purchaser acquires at least 90% of the Shares in the Offer, Parent may effect the Merger without the approval of the Company's stockholders under the DGCL.

    CONVERSION OF SHARES

    At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder, each Share (except Shares held in the Company treasury and Shares owned by Parent and its wholly owned Subsidiaries) issued and outstanding immediately before the Effective Time will be converted into the right to receive the Merger Consideration, or such higher per share amount as is paid in the Offer. Each Share owned by Parent or any wholly owned Subsidiary of Parent immediately before the Effective Time will not be cancelled, and will be converted into one share of Surviving Corporation Common Stock.

    DISSENTING SHARES

    A stockholder who has not voted in favor of the Merger Agreement and who has properly exercised appraisal rights in accordance with The DGCL will not have that stockholder's Shares converted into the right to receive the Merger Consideration and will only be entitled to such rights as are granted by The DGCL. If any stockholder demands appraisal rights under The DGCL and then effectively withdraws or loses that stockholder's appraisal rights, that stockholder's Shares will automatically convert into the right to receive the Merger Consideration, as of the later of the Effective Time or the effective withdrawal or loss of appraisal rights.

    STOCK OPTION PLANS AND OPTIONS

    The Merger Agreement provides that, at the Effective Time, each holder of a then-outstanding option to purchase Shares under any of the Company's stock option plans, whether or not then exercisable, will, in settlement thereof, receive from the Company for each Share subject to such Option an amount in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Option to the extent such difference is a positive number, less any applicable withholding tax (the "Option Consideration"). All Options will be terminated as of the Effective Time and thereafter represent only the right to receive the Option Consideration.

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Pursuant to the Merger Agreement, the Company has made representations and warranties about, among other things:

       (i) the organization, corporate powers and qualifications of the Company and each of its Subsidiaries;

       (ii) the corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the
    Merger Agreement;

       (iii) the capitalization of the Company;

       (iv)  the Company's Subsidiaries;

       (v)   interests in other companies;

       (vi) the absence of any conflicts, breaches or defaults triggered by the Merger Agreement and the transactions contemplated by the Merger
    Agreement;

       (vii) its compliance with Laws;

       (viii)the accuracy of the Company's documents filed with the SEC;

       (ix)  the Company's financial statements;

       (x)   the absence of certain litigation;

       (xi) the absence of certain changes to the Company's business since January 1, 1999;

       (xii) Taxes;

       (xiii)material contracts of the Company;

       (xiv) compliance with environmental laws;

       (xv)  Company benefit plans and ERISA compliance;

       (xvi) the accuracy of information provided by the Company for inclusion in the Offer documents and the proxy statement relating to the
    Merger;

       (xvii)the absence of material undisclosed liabilities; and

       (xviii)
             brokerage or finders fees.

    None of the representations or warranties of the Company will survive the Effective Time.

    REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

    Pursuant to the Merger Agreement, Parent and the Purchaser have made representations and warranties about, among other things:

        (i) the organization, corporate powers and qualifications of Parent and the Purchaser;

        (ii) the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

        (iii) the absence of any conflicts, breaches or defaults triggered by the Merger Agreement and the transactions contemplated by the Merger Agreement;

        (iv)  the absence of brokerage or finders fees;

        (v) the accuracy of information provided by Parent and the Purchaser for inclusion in the Offer documents and the proxy statement relating to the Merger; and

        (vi)  the availability of financing for the Offer and the Merger.

    None of the representations and warranties of Parent or the Purchaser will survive the Effective Time.

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    The completion of the Merger depends upon the satisfaction of the following conditions:

        (i) completion of the Offer in accordance with the terms of the Merger Agreement;

        (ii) approval of the Merger by the Company's stockholders if required by the DGCL; and

        (iii) the absence of any legal restraint preventing consummation of the Merger.

    CERTAIN CONDITIONS OF THE OFFER

    Consummation of the Offer is subject to the following conditions:

        (i) The tender of such number of Shares which represent, together with Shares owned by Parent and its wholly owned Subsidiaries, at least a majority of the Shares on a fully diluted basis prior to the Expiration Date, which shares have not been subsequently withdrawn. (Parent is presently the indirect owner of 1,713,629 Shares and Holdings has agreed to tender no less than 7,065,436 Shares pursuant to the Stockholder Agreement, which together represent 46.3% of the outstanding Shares on a fully diluted basis);

        (ii) The expiration or early termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

        (iii) The absence of any of the following occurring prior to the Expiration Date:

           (a) The enactment of any governmental order, statute or injunction making it illegal or otherwise prohibiting the Purchaser from acquiring the Shares or imposing limitations or restrictions on the Purchaser's ownership of the Shares or any material portion of the assets or business of the Company or any of its Subsidiaries;

           (b) The Company is in material breach of its representations, warranties or covenants in the Merger Agreement and such breach is not curable or is not cured within the earlier of (1) ten days after written notice of such breach by Parent and (2) the Expiration Date;

           (c) Any change, event or development that has, or would reasonably be expected to have, a Company Material Adverse Effect;

           (d)  The Merger Agreement is terminated in accordance with its terms;

           (e) The Company Board (1) fails to recommend or withdraws or modifies or changes its recommendation of the Offer, the Merger or this Agreement (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser or Parent, or (2) approves or recommends, or proposes publicly to approve or recommend, a Company Takeover Proposal or resolves to do any of the foregoing;

           (f) The Company enters into a Company Acquisition Agreement or the Company Board authorizes the Company to do so;

           (g) Any person, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership of more than 20% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (other than Holdings and its Affiliates); or

           (h) Holdings and its affiliates acquire additional Shares after the date hereof;

which in the judgment of Parent, in any case, makes it inadvisable to proceed with such acceptance for payment or payment for Shares.

    COVENANTS

    The Merger Agreement requires the Company and its Subsidiaries, to operate their respective businesses in the ordinary course until the Effective Time and to use their reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers and other key employees and to preserve their relationships with all key customers, suppliers and other Persons having business dealings with them. The Merger Agreement restricts the Company from entering into certain types of transactions outside the ordinary course of business without the consent of Parent, including, among others:

       (i) paying dividends;

       (ii) making changes in its capital structure;

       (iii) redeeming its capital stock;

       (iv) issuing additional shares of capital stock or rights to acquire its capital stock;

       (v) amending its organizational documents;

       (vi) making material acquisitions or dispositions of assets;

       (vii) incurring certain additional indebtedness;

       (viii)amending its employee benefit or compensation plans;

       (ix) permitting liens on its property or assets; and

       (x) entering into or amending certain material contracts.

    EMPLOYEE BENEFITS

    The Merger Agreement provides that, from the Effective Time to December 31, 2000, the Surviving Corporation will provide benefits to the employees of the Company and its Subsidiaries that are, in the aggregate, comparable to those currently provided by the Company. Participants will be credited with their service with the Company in determining their right to participate and vesting under any successor employee plans. After December 31, 2000, Parent will provide compensation and benefits to such employees that are comparable, in the aggregate, to the compensation and benefits provided to similarly situated employees of Parent and its Subsidiaries.

    Pursuant to the Merger Agreement, the Company is expressly permitted to amend the Company's change of control severance policy on terms agreed to between Parent and the Company. The amendments are intended to assist in the retention of employees following the Merger and to provide the Company's employees a benefit that is competitive with other companies in the event that their employment is terminated as a result of the Merger.

    DIRECTORS

    Promptly upon the purchase of Shares pursuant to the Offer, Parent will be entitled to designate that number of directors to the Company Board (including committees of the Company Board) that is proportionate to its ownership interest in the Company. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least two directors of the Company who are currently directors of the Company (the "Continuing Directors"). After the appointment of Parent's designees to the Company Board, all decisions on behalf of the Company with respect to the Merger Agreement or any amendment of the Certificate of Incorporation or By-laws of the Company must be approved by a majority of the Continuing Directors.

    AGREEMENT TO DEFEND AND INDEMNIFY

    The Surviving Corporation will assume all obligations to indemnify the current or former directors or officers of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time. The Company and the Surviving Corporation, as applicable, have agreed to maintain in effect for not less than six years after the Offer Completion Date policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date of the Merger Agreement, with annual premiums not to exceed 200% of the annual premium paid by the Company for such insurance for 1999.

    NO SOLICITATION

    The Merger Agreement requires the Company, its affiliates and their respective representatives to cease immediately any existing discussions or negotiations with any parties with respect to any the Company Takeover Proposal. In addition, the Company has agreed not to, directly or indirectly, solicit, initiate, participate in any discussions or negotiations, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal. The Company must notify Parent promptly after the Company receives any the Company Takeover Proposal or any request for information by anyone who may be considering making a Company Takeover Proposal, and keep Parent fully informed of the material details and status of any Company Takeover Proposal, request for information or indication of interest. If the Company Board determines in good faith by a majority vote and after consultations with its financial advisers that the Company has received a Superior Proposal, the Company Board may withdraw or modify its recommendation or approval of the Offer, the Merger or the Merger Agreement, terminate the Merger Agreement and/or approve or recommend a Superior Proposal. The Company, however, must provide Parent with at least two business days' notice prior to taking any such actions in order to enable Parent the opportunity to respond to such Superior Proposal. The taking of certain actions in connection with a Company Takeover Proposal will result in the payment by the Company of a $7 million termination fee under certain circumstances. See "--Termination Fees."

    A "Company Takeover Proposal" means any written proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets, securities, net income or net revenues of the Company and its Subsidiaries, any tender offer or exchange offer for shares of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other transaction that is intended to or could frustrate the completion of the Merger.

    A "Superior Proposal" means any bona fide, unsolicited written Company Takeover Proposal that (i) involves the direct or indirect acquisition or purchase of 100% of the assets of the Company and its Subsidiaries or 50% or more of the Common Stock of the Company and (ii) involves payment of consideration to the Company or the Stockholders and other terms and conditions that, taken as a whole, the Company Board determines in good faith by a majority vote, after consulting with a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Company Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's stockholders than as provided in the Offer and for which financing, to the extent required, is then fully committed or the Company Board determines, after consulting with a financial advisor of nationally recognized reputation, is available.

    TERMINATION

    The Merger Agreement may be terminated at any time, whether or not the Company Stockholder Approval has been obtained, by the mutual consent of Parent and the Company, or by action of the Board of Directors of either party if:

        (i) The Expiration Date has not occurred on or before May 31, 2000 (the "Outside Date"), other than due to the breach of the terminating party;

        (ii) A governmental entity enjoins, restrains or otherwise prohibits the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement pursuant to a final, nonappealable order;

        (iii) The Offer is not consummated due to the failure of any of the conditions of the Offer (See "--Certain Conditions of the Offer"); or

        (iv) The other party is in material breach of its representations, warranties or covenants contained in the Merger Agreement and such party has not cured such breach within the earlier of ten days after written notice of such breach from the non-breaching party and the Expiration Date.

    The Company may also terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal provided that it has complied with its obligations described above under "--No Solicitation," and the Parent has not made within two business days an offer that the Company Board determines in good faith, after consultations with its financial advisors, that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal.

    Parent may also terminate the Merger Agreement if:

        (i) The Company Board authorizes or causes the Company to enter into a Company Acquisition Agreement; or

        (ii) The Company Board changes in a manner adverse to Parent, withdraws or fails to reconfirm its approval or recommendation of the Offer or the Merger; or

        (iii) The Company Board approves or recommends, or resolves to approve or recommend, a Company Takeover Proposal; or

        (iv) Any person, entity or group acquires, or receives any option, right or warrant to acquire, beneficial ownership of more than 20% of any class or series of capital stock of the Company after the date of the Merger Agreement; or

        (v) Holdings and its Affiliates acquire additional Shares after the date of the Merger Agreement.

    TERMINATION FEES

    The Company is required to pay Parent a termination fee of $7 million in any of the following circumstances set forth below:

        (i) The Company terminates the Merger Agreement in connection with its acceptance of a Superior Proposal as described above; or

        (ii) Parent terminates the Merger Agreement for any of the reasons described in the immediately preceding paragraph; or

        (iii) Parent terminates the Merger Agreement because the Company is in material breach of its representations, warranties or covenants under the Merger Agreement and has not cured such breach within the earlier of ten days after written notification of such breach and the Expiration Date, and the Company does not have the right at such time to terminate due to the uncured breach by Parent of its representations, warranties or covenants.

    AMENDMENT

    The Merger Agreement may be amended by the Company, Parent and the Purchaser by action taken by their respective Boards of Directors (or similar governing bodies), at any time before or after approval by the stockholders of matters presented in connection with the Merger. Notwithstanding the foregoing, after any such stockholder approval, no amendment may be made which by law requires the further approval of the stockholders without obtaining such further approval.

    WAIVER

    Subject to the limitations set forth in the Merger Agreement, at any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties or in any document delivered under the Merger Agreement, and (c) waive compliance with any of the agreements or conditions of the agreements or conditions.

THE STOCKHOLDER AGREEMENT

    The following is a summary of the material terms of the Stockholder Agreement and is qualified in its entirety by reference to the complete text of the Stockholder Agreement, a copy of which is set forth in Annex C and is incorporated herein by reference. This summary may not contain all the information that is important to you. Accordingly, the Stockholder Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used below and not defined have the respective meanings assigned to those terms in the Stockholder Agreement.

    In connection with the execution of the Merger Agreement, Holdings, the Purchaser and Parent have entered into the Stockholder Agreement. During the term of the Stockholder Agreement, Holdings has agreed to take the following action with respect to the 7,065,436 shares of Common Stock owned by it (representing 37.3% of the currently outstanding Shares on a fully diluted basis), including any Shares acquired by Holdings and its affiliates after the date of the Stockholder Agreement (collectively, the "Subject Shares").

    TENDER OF SHARES

    Holdings has agreed to tender, pursuant to and in accordance with the terms of the Offer, all of the Subject Shares not later than the fifth Business Day after commencement of the Offer, and to not withdraw such Shares. In the event that, notwithstanding the foregoing sentence, any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of the Stockholder Agreement.

    PROXY

    Holdings has granted the Purchaser an irrevocable proxy to vote all the Subject Shares the Stockholder beneficially owns at the time of such vote,
(i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and (ii) against
(a) any Company Takeover Proposal, (b) any proposal by any Person other than Parent or the Purchaser to change the composition of a majority of the directors of the Company, (c) any reorganization, recapitalization, liquidation, winding up, or other extraordinary transaction involving the Company, and (d) any corporate action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Stockholder Agreement and the Merger Agreement.

    NO SOLICITATION

    Holdings has agreed not to solicit, participate in any negotiations or discussions regarding, furnish any information with respect to, initiate or encourage a Company Takeover Proposal. Holdings has agreed to advise Parent promptly of the receipt of any request for information or any inquiries or proposals relating to any Company Takeover Proposal.

    RIGHTS TO INDEMNIFICATION

    Parent has agreed to indemnify, defend and hold harmless Holdings against all judgments, fines, penalties and amounts paid in settlement and all expenses, costs and obligations paid or incurred in connection with investigating and defending any lawsuit or proceeding brought by or on behalf of a stockholder of the Company, alleging damage by reason of Holdings' having entered into the Stockholder Agreement, except for any claim or liability arising from Holdings' bad faith or gross negligence, breach of any of the Holdings' representations, warranties, covenants or agreements in the Stockholder Agreement, or breach by Holdings of the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act") or any related rules or regulations. Parent has agreed to provide such indemnification regardless of whether the transactions contemplated by the Merger Agreement are consummated.

    TERM

    The Stockholder Agreement will terminate upon termination of the Merger Agreement in accordance with its terms. Accordingly, in the event the Company terminates the Merger Agreement in connection with a Superior Proposal, Holdings' obligations under the Stockholder Agreement will terminate and Holdings will be permitted to vote its Subject Shares in favor of such Superior Proposal.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    RELATED PARTY TRANSACTIONS

    See "Special Factors--Background of the Offer--Holiday Inn Hotel Acquisition," "--FelCor Merger and Spin-off Transaction," "--Hotel Properties Agreement and Franchise Arrangements," and "Company Stockholders' Agreement and Company Registration Rights Agreement."

    MANAGEMENT OF THE COMPANY AFTER THE MERGER

    See "Special Factors--Plans for the Company after the Offer and the Merger."

                                   THE OFFER

TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn as permitted by "The Offer--Withdrawal Rights." The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 31, 2000, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Offer--Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "The Offer--Withdrawal Rights."

    Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time,
(i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "The Offer--Certain Legal Matters; Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any Shares if, on or prior to the Expiration Date, any of the conditions specified in "The Offer--Certain Conditions of the Offer" exists and (iii) to waive any condition, or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Offer--Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions specified in "The Offer--Certain Conditions of the Offer."

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "The Offer--Withdrawal Rights."

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust the Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and
(iii) any other documents required under the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

    In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure described below. If certificates for Shares are forwarded to the Depositary in multiple deliveries, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each delivery.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER

    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES

    Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a recognized Medallion Signature Guarantee Program approved by The Securities Transfer Associations, Inc., except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal.

    GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; PROVIDED that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

    OTHER REQUIREMENTS

    By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 28, 2000). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 and (iii) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER, OR CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING, BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING

APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL. IF A STOCKHOLDER IS A NON-RESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACK-UP WITHHOLDING, THE STOCKHOLDER MUST GIVE THE DEPOSITARY A COMPLETED FORM W-8 CERTIFICATE OF FOREIGN STATUS PRIOR TO RECEIPT OF PAYMENT.

WITHDRAWAL RIGHTS

    Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 4, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein. Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Offer--Procedures for Accepting the Offer and Tendering Shares."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The summary of federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY

AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer and the stockholder's adjusted tax basis in the Shares purchased pursuant to the Offer. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder. Stockholders are urged to consult with their own tax advisors concerning the treatment of capital gain or loss for federal income tax purposes (including the possibility of a reduced tax rate on certain capital gains and the limitations on the deductibility of capital loss).

    A stockholder that tenders Shares may be subject to backup withholding unless the stockholder provides its taxpayer identification number and certifies that such number is correct or unless an exemption applies. A stockholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service. See "The Offer--Procedures for Accepting the Offer and Tendering Shares."

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

    The receipt of cash by stockholders pursuant to the Merger should result in federal income tax consequences to such stockholders similar to those described above.

PRICE RANGE OF SHARES

    The Shares are listed on the New York Stock Exchange under the symbol BH and began trading on July 28, 1998.

    The following table sets forth for the periods indicated the high and low sale prices per Share as reported on the New York Stock Exchange for the period since trading commenced, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and thereafter as reported in published financial sources.

                                                                 MARKET PRICE
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
July 28, 1998--September 30, 1998...........................   $ 7.75     $4.38
Fourth Quarter--1998........................................   $ 6.13     $3.25

First Quarter--1999.........................................    10.00      6.00
Second Quarter--1999........................................     8.50      7.44
Third Quarter--1999.........................................     8.13      6.88
Fourth Quarter--1999........................................     7.44      3.88

January 1, 2000--March 3, 2000..............................   $ 9.38     $4.25

    As of March 2, 2000 there were approximately 94 holders of record of Shares and 17,708,686 outstanding Shares.

    The Merger Agreement prohibits the Company from paying or declaring any dividends on the Shares during the period between the date of the Merger Agreement and the consummation of the merger. The Company has not declared or paid any dividend since the initial public offering of BHC in 1995 and does not anticipate that it will pay any dividends in the foreseeable future.

    On February 25, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the New York Stock Exchange was $5.75 per Share. On March 3, 2000, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the New York Stock Exchange was $9.3125 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

CERTAIN INFORMATION CONCERNING THE COMPANY

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

    GENERAL

    The Company is a Delaware corporation which was incorporated on March 20, 1998, and began operations on May 20, 1998, as a subsidiary of BHC. The Company was spun off from BHC in connection with the FelCor Merger on July 27, 1998, and began trading on July 28, 1998, as a separate publicly traded company. The Company is one of the leading independent hotel operating companies in the United States, operating 112 primarily full-service hotels (as of March 3, 2000) in the upscale and midscale segments of the hotel industry, of which 100 hotels are operated under the long-term leases with FelCor. The hotels contain approximately 29,700 rooms and are located in 24 states and Canada. The Company operates the largest number of Bass Hotels & Resorts branded hotels in the world, including Crowne Plaza, Holiday Inn Select, Holiday Inn and Holiday Inn Express hotels. The Company also operates 23 hotels under other hotel brands, including Sheraton, Sheraton Four Points, Hampton Inn, Homewood Suites, Hilton Garden Inn, Hawthorne Suites, Courtyard by Marriott and Fairfield Inn.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    SELECTED FINANCIAL INFORMATION

    Set forth below is certain selected financial information relating to the Company and BHC, as predecessor, which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company 10-K") and the unaudited financial statements contained in the Company's September 30, 1998 and 1999 Quarterly Reports on Form 10-Q (collectively, the "Company 10-Qs"). The financial information that follows is qualified in its entirety by reference to the Company 10-K and the Company 10-Qs and other documents filed by the Company with the Commission which contain comprehensive financial information.

The Company 10-K, the Company 10-Qs and such other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth above under "--General."

                       SELECTED HISTORICAL FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
                            BRISTOL HOTELS & RESORTS

                                                          NINE MONTHS     INCEPTION       INCEPTION
                                                             ENDED         THROUGH         THROUGH
                                                          SEPTEMBER 30   DECEMBER 31,   SEPTEMBER 30,
                                                              1999         1998 (1)       1998 (1)
                                                          ------------   ------------   -------------
OPERATING DATA:
Total revenue...........................................    $570,000       $294,918       $121,339
Operating income........................................      11,498          3,741          1,982
Net income..............................................       7,538          2,645          1,117
Earnings per common and common equivalent share:
  Net income:
    Basic...............................................        0.42           0.27           0.19
    Diluted.............................................        0.42           0.27           0.18

Ratio of earnings to fixed charges(2)...................       59.60          39.50          35.60

BALANCE SHEET DATA:
Current assets..........................................    $106,534       $ 96,143       $100,272
Noncurrent assets.......................................      10,537          9,379         11,134
Current liabilities.....................................      66,142         63,162         74,485
Noncurrent liabilities..................................       7,895          6,951          3,541
Book value per share....................................        2.42             --             --

                      BRISTOL HOTEL COMPANY (PREDECESSOR)

                                                                          YEAR ENDED
                                                    JANUARY 1, 1998      DECEMBER 31,
                                                  TO JULY 27, 1998 (1)     1997 (1)
                                                  --------------------   ------------
OPERATING DATA:
Total revenue...................................        $404,010          $  504,518
Operating income................................          55,545              97,896
Income before extraordinary item................          15,261              33,214
Net income (loss)...............................         (10,428)             20,473
Earnings (loss) per common and common equivalent
  share:
  Income before extraordinary item:
    Basic.......................................            0.34                0.89
    Diluted.....................................            0.34                0.87
  Net income (loss):
    Basic.......................................           (0.23)               0.55
    Diluted.....................................           (0.23)               0.53

Ratio of earnings to fixed charges..............            1.50                2.10

BALANCE SHEET DATA:
Current assets..................................              --          $  135,056
Noncurrent assets...............................              --           1,531,582
Current liabilities.............................              --              63,748
Noncurrent liabilities..........................              --             954,096

------------------------

(1) The Company was incorporated on March 20, 1998 ("Inception"), and began operations on May 20, 1998, as a subsidiary of BHC. The Company was spun off from BHC in connection with the merger of BHC with FelCor on July 27, 1998 and began trading as a separate public company on July 28, 1998. The operating data for the nine months ended September 30, 1999 and the year ended December 31, 1998 is not comparable to the operating data for the Inception to September 30, 1998 and the Inception to December 31, 1998 periods due to the FelCor Merger. A balance sheet was not required for July 27, 1998.

(2) The Company does not have debt and as a result no interest expense is included in the calculation of the ratio of earnings to fixed charges for the nine months ended September 30, 1999, the period from Inception through December 31, 1998 and the period from Inception through September 30, 1998. As a result, the ratio of earnings to fixed charges for these periods is significantly higher than the periods presented for BHC. However, had the Company's tenant lease expense been included in fixed charges, the ratio of earnings to fixed charges for the nine months ended September 30, 1999, the period from Inception through December 31, 1998 and the period from Inception through September 30, 1998, would have been 1.1, 1.0 and 1.1, respectively.

    CERTAIN PROJECTIONS. Certain projections (collectively, the "Projections") of the Company's future operating performance were prepared by senior management of the Company and provided to Parent in connection with its review and evaluation of the Company and the ensuing negotiations of the Merger Agreement. The Company does not as a matter of course make public forecasts as to future operations.

    PROJECTIONS OF THIS TYPE ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, INDUSTRY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN

THOSE PROJECTED. IN ADDITION, THE PROJECTIONS WERE PREPARED BY THE COMPANY NOT WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR THEIR ADVISORS OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF TRUE OPERATING RESULTS AND THIS INFORMATION SHOULD NOT BE RELIED UPON AS SUCH. THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH, ALTHOUGH CONSIDERED REASONABLE BY THE COMPANY, MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. NONE OF PARENT, PURCHASER, THE COMPANY, OR ANY OTHER PARTY ASSUMES RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOLLOWING PROJECTIONS.

                            BRISTOL HOTELS & RESORTS
                                  2000 BUDGET
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Room Revenue................................................  $593,381
Other Revenue...............................................   188,954
  TOTAL REVENUE.............................................   782,335
                                                              --------
Property-Level Income.......................................   287,613
Owner's Distribution........................................  (251,476)
                                                              --------
  Leakage to Bristol........................................    36,137
Third Party Management Fees.................................     3,790
Construction/Purchasing Fees................................     2,418
Corporate Overhead..........................................   (25,297)
                                                              --------
  EBITDA....................................................    17,048
Depreciation and Amortization...............................    (3,011)
Other Income/Expenses.......................................     1,777
  Income Before Taxes.......................................    15,814
  Income Taxes..............................................    (6,247)
                                                              --------
NET INCOME..................................................     9,567
                                                              --------
EARNINGS PER DILUTED SHARE..................................      0.54
                                                              --------

Occupancy...................................................      67.1 %
Average Rate................................................  $  88.66
Revenue per Available Room..................................  $  59.46

CERTAIN INFORMATION CONCERNING PARENT, BASS AMERICA AND PURCHASER

    GENERAL

    Parent is a public limited company incorporated in England and Wales with its principal offices located at 20 North Audley Street, London W1Y 1WE. Parent's business comprises hotels, leisure retailing and branded drinks: hotels through franchising, ownership, management and leasing of hotels; leisure retailing through the ownership and management of public houses ("pubs"), restaurants, bowling centers and leisure venues; and branded drinks through the production and distribution of drinks, primarily beer and soft drinks.

    Parent's net sales and operating revenues for the years ended September 30, 1999 and 1998, were L4.686 billion and L4.609 billion, respectively. Its pre-tax operating income for the year ended September 30, 1999 was L824 million, yielding net income of L387 million, while its pre-tax income for the year ended September 30, 1998 was L758 million, resulting in net income of L650 million.

    At September 30, 1999, Parent had total assets of L7.74 billion and stockholders' equity of L3.313 billion, compared with total assets of L6.972 billion and stockholders' equity of L2.577 billion as at September 30, 1998.

    Parent's consolidated financial statements are prepared in accordance with United Kingdom auditing standards, which differ in certain respects from United States generally accepted auditing standards.

    Bass America is a Delaware corporation established on January 17, 1992 for the purpose of holding equity interests in certain subsidiaries of Parent, as well as in other entities in which Parent owns an equity interest. Bass America is a wholly owned subsidiary of Parent. Its principal offices are located at 1105 Market Street, Suite 1046, Wilmington, Delaware 19801. Bass America is the direct holder of 1,713,629 Shares.

    Purchaser is a Delaware corporation established on February 22, 2000. It has not carried on any activities other than the execution of the Merger Agreement and the Stockholder Agreement. Its principal offices are located at Three Ravinia Drive, Atlanta, Georgia 30346. Purchaser is an indirect, wholly owned subsidiary of Parent.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent, Bass America and Purchaser and certain other information are set forth in Schedule I hereto.

    As of February 25, 2000, Bass America beneficially owned 1,713,629 of the 17,708,686 outstanding Shares, representing approximately 9.7% of the Shares then outstanding (9.0% on a fully diluted basis).

    Except as described in this Offer to Purchase, none of Parent, Bass America, Purchaser, or, to the best knowledge of Parent, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or any such listed persons owns or has any right to acquire, directly or indirectly, any Shares or has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Bass America, Purchaser, nor, to the best knowledge of Parent, Bass America and Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, finder's fees, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations.

    Except as set forth in this Offer to Purchase, since January 1, 1998, none of Parent, Bass America, Purchaser nor, to the best knowledge of Parent, Bass America, Purchaser or any of the persons listed on

Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    Parent is subject to certain informational filing requirements of the Exchange Act and, in accordance therewith, is required to file annual reports and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Parent may also be inspected at the offices of the New York Stock
Exchange, Inc., 20 Broad Street, New York, New York 10005.

FINANCING OF THE OFFER AND THE MERGER

    The total amount of funds required by Parent and Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $158.1 million. The Offer and the Merger are not conditioned on obtaining financing. Parent expects to fund the Offer and the Merger and to pay related fees and expenses from internally generated funds or from the issuance of commercial paper. Parent's commercial paper is issued by a direct wholly owned subsidiary, Bass Finance (C.I.) Limited, a Jersey limited company ("Bass Finance"), under its $1.25 billion commercial paper facility. Commercial paper issued by Bass Finance is unconditionally and irrevocably guaranteed by Parent.

DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement prohibits the Company from paying or declaring any dividends on the Shares and from changing the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction.

CERTAIN EFFECTS OF THE OFFER

    MARKET FOR THE SHARES

    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the New York Stock Exchange. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in the New York Stock Exchange, the market for the Shares could be adversely affected. According to the New York Stock Exchange's published guidelines, the Shares would not meet the criteria for continued inclusion on the New York Stock Exchange if the Company meets none of the following three standards: (i) among other things, a minimum of 2,000 holders of round lots; (ii) among other things, a minimum of 2,200 total stockholders with an average monthly trading volume of 100,000 Shares during the most recent six months; or (iii) among other things, a minimum of 500 total stockholders with an average monthly trading volume of 100,000,000 Shares during the most recent twelve months, a total of 1,100,000 publicly held Shares, and an aggregate market value of the publicly held Shares of at least $100 million.

    EXCHANGE ACT REGISTRATION

    The Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion on the New York Stock Exchange. Parent and Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

    INCREASED INTEREST IN NET BOOK VALUE AND NET EARNINGS OF THE COMPANY

    If the Offer is consummated, the direct and indirect interest of Parent in the Company's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. Following consummation of the Merger, Parent's direct and indirect interest in such items will increase to 100%, and the Company will be an indirect, wholly owned subsidiary of Parent. Accordingly, Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations, and any future increase in the Company's value and the right to elect all members of the Company Board. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Furthermore, after the Merger, pre-Merger stockholders (other than Bass America) will not have the opportunity to participate directly in the earnings and growth of the Company and will not face the risk of losses generated by the Company's operations or decline in the value of the Company.

    If all of the outstanding Shares are purchased pursuant to the Offer, Parent's beneficial interest in the net book value (stockholders' equity) at September 30, 1999 and net income of the Company for the nine months ended September 30, 1999, as reflected in the September 30, 1999 Company 10-Q, would increase to 100% or $43.0 million and $7.5 million, respectively.

CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Parent and Purchaser shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if:

    (i) the Minimum Condition has not been satisfied by the Expiration Date;

    (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by the Expiration Date; or

    (iii) at any time on or after February 28, 2000 and prior to the Expiration Date (whether or not any Shares have theretofore been accepted for payment), any of the following shall have occurred which in the judgment of Parent makes it inadvisable to proceed with such acceptance for payment or payment for Shares:

       (a) any governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, or shall have taken, proposed or threatened any action or position, which would reasonably be expected to (1) make the acceptance for payment of, or the payment for some or all of the Shares illegal or otherwise prohibited or otherwise, restrict, prevent or prohibit consummation of the Offer or the Merger, (2) impose limitations on the ability of Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by it on all matters properly presented to the stockholders, or
    (3) prohibit or impose any material limitation on Purchaser's ownership or operation of all or a material portion of the assets or business of the Company or any of its Subsidiaries;

       (b) the representations and warranties of the Company set forth in the Merger Agreement which are not qualified by "materiality" or "Company Material Adverse Effect" (as defined in the Merger Agreement) shall not be true and correct in all material respects, or the representations and warranties that are qualified by "materiality" or "Company Material Adverse Effect" shall not be true and correct in all respects, in each case as of the date of consummation of the Offer as though made on or as of such date; PROVIDED that such breach of representation or warranty is not curable or, if curable, is not cured within the earlier of (1) 10 calendar days after written notice of such breach is given by Parent to Purchaser or (2) the Expiration Date;

       (c) there has been a material breach or failure to perform of any of the covenants set forth in the Merger Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within the earlier of (1) 10 calendar days after written notice of such breach is given by Parent to the Company and (2) the Expiration Date;

       (d) there shall have occurred any change, event or development that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

       (e) the Merger Agreement shall have been terminated in accordance with its terms;

       (f) the Company Board of Directors shall have (1) failed to recommend or withdrawn or modified or changed its recommendation of the Offer, the Merger or the Merger Agreement (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser or Parent, or (2) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal or resolved to do any of the foregoing;

       (g) the Company shall have entered into a Company Acquisition Agreement or the Company Board shall have authorized the Company to do so; or

       (h) any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (other than Holdings and its affiliates), or Holdings and its affiliates shall have acquired additional Shares after the date hereof.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL

    Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. Except as described under "Antitrust," there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer--Certain Conditions of the Offer."

    STATE TAKEOVER STATUTES

    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws.

    In 1982, in EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer--Terms of the Offer."

    ANTITRUST

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Parent and Purchaser expect to file promptly a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 P.M., New York City time, on the fifteenth day after the date on which such form is filed. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order. Parent and Purchaser expect to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

    Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "The Offer--Certain Conditions to the Offer." Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "The Offer--Withdrawal Rights." If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer--Certain Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

FEES AND EXPENSES

    Except as set forth below, Parent and Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and ChaseMellon Shareholder Services, L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees stockholders to forward materials relating to the Offer to beneficial owners of Shares.

    As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid a fee of $7,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    The following is an estimate of fees and expenses to be incurred by Parent and Purchaser in connection with the Offer:

Legal.......................................................  $  750,000
Printing....................................................     125,000
Advertising.................................................      75,000
Filing......................................................      80,000
Depositary..................................................      25,000
Information Agent (including mailing).......................      25,000
Miscellaneous...............................................      50,000
                                                              ----------
    Total...................................................  $1,130,000
                                                              ==========

MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT, BASS AMERICA OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent, Bass America and Purchaser have jointly filed with the Commission a combined Schedule TO Tender Offer Statement and Schedule 13E-3 Transaction Statement, pursuant to Rules 14d-1 and 13e-3, .respectively, under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from the Commission (but not the regional offices of the Commission) in the manner set forth under "--Certain Information Concerning Parent, Bass America and Purchaser" above.

                                          BHR NORTH AMERICA, INC.

March 6, 2000

                            ------------------------

                                   SCHEDULES
                                      AND
                                    ANNEXES
                            ------------------------

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                       PARENT, BASS AMERICA AND PURCHASER

    The following tables sets forth (i) the name, current business or residence address and present principal occupation or employment and (ii) material occupations, positions, offices or employments and business addresses thereof for the past five years, in each case of each director and executive officer of Parent, Purchaser and Bass America, and persons who may be designated by Parent to serve as directors on the Company Board following the Offer and Merger. Except where otherwise noted, each of Parent's, Purchaser's and Bass America's directors and officers, and each of the proposed directors and officers of the Company after consummation of the Offer and the Merger, is a citizen of the United States.

    Except as otherwise indicated, the business address of each director and executive officer of Parent is Bass PLC, 20 North Audley Street, London W1Y 1WE, England; of Bass America, 1105 Market Street, Suite 1046, Wilmington, Delaware 19801; of Purchaser, Three Ravinia Drive, Suite 2900, Atlanta, Georgia 30346. Except as otherwise indicated, each occupation set forth opposite a person's name refers to employment with Parent, Purchaser or Bass America, respectively. The Board of Directors of Parent exercises both management and executive functions. Directors of each of Purchaser and Bass America are indicated with an asterisk.

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     NAME, CITIZENSHIP        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE
AND CURRENT BUSINESS ADDRESS  YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  ----------------------------------------------------------------------------------------
Sir Ian Prosser               Chairman and Chief Executive, age 56, joined Bass in 1969 and held various appointments in finance and planning prior to his appointment as Director of Finance and Planning in
                              1977. He was appointed to the Board in 1978, was appointed Group Managing Director in
                              1984, and became Chairman and Chief Executive in 1987. He is Chairman of the Executive,
                              Major Expenditure and Nomination Committees of the Board. He is non-executive Deputy
                              Chairman of BP Amoco PLC and a non-executive director of SmithKline Beecham PLC. He is also a member of the Confederation of British Industry President's Committee. British
                              citizen.

Roger Carr                    Non-executive director, age 53, was appointed to the Board in 1996. He is Chief
                              Executive of Williams PLC, Chairman of Thames Water PLC and a member of the Council of the Confederation of British Industry. British citizen.

Tim Clarke                    Chief Executive of Bass Leisure Retail, age 42, joined Bass in 1990 and was appointed to the Board in 1996. He is a member of the Executive Committee of the Board. He is also a non-executive director of Debenhams PLC. British citizen.

Robert C. Larson              Non-executive director, age 65, was appointed to the Board in 1996. A US citizen, he is a Managing Director of Lazard Freres & Co. LLC and Chairman of Lazard Freres Real Estate
                              Investors LLC. He is also Vice Chairman of Taubman Centers Inc.

Sir Peter Middleton GCB       Non-executive director, age 65, was appointed to the Board in 1992. Formerly Permanent
                              Secretary to the Treasury, he is Group Chairman of Barclays Bank PLC and Deputy Chairman
                              of United Utilities PLC. British citizen.

     NAME, CITIZENSHIP        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE
AND CURRENT BUSINESS ADDRESS  YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  ----------------------------------------------------------------------------------------
Sir Geoffrey Mulcahy          Non-executive director, age 58, was appointed to the Board in 1989. He is Group Chief
                              Executive of Kingfisher PLC. British citizen.

Iain Napier                   Chief Executive of Bass Brewers and Bass International Brewers, age 50, joined Bass in
                              1989 and was appointed to the Board in 1996. He is a member of the Executive Committee of the Board. He is also a non-executive director of Perry Group PLC and Imperial
                              Tobacco Group PLC. British citizen.

Richard North                 Finance Director, age 50, joined the Group and was appointed to the Board and the
                              Executive Committee in 1994. He is a member of the Major Expenditure Committee and is responsible for finance, tax and treasury and is Chairman of Britvic Soft Drinks. He is also a non-executive director of Leeds Sporting PLC and FelCor Lodging Trust
                              Incorporated. British citizen.

Sir Michael Perry CBE         Non-executive director, age 66, was appointed to the Board in 1991 and became Deputy
                              Chairman in 1996. He is Chairman of Centrica PLC and Dunlop Slazenger Group Limited, a
                              non-executive director of Marks & Spencer PLC and a member of the Supervisory Board of
                              Royal Ahold. British citizen.

Tom Oliver                    Director, age 58. He joined the Group in 1997 and was appointed to the Board in March
                              1998. He is a member of the Executive and Major Expenditure Committees of the Board. He
                              is also a non-executive director of Interface Inc. and the Company.

Spencer Wigley                Company Secretary, General Counsel and Director of Personnel, age 57. He joined Parent in 1992. He is responsible for legal, secretarial, human resources, assurance and audit services, pensions and risk management. He is a member of the Executive Committee of the
                              Board. British citizen.

------------------------

    Beneficial ownership of Shares for each director and executive officer of Parent is 8,779,065 Shares, which includes 1,713,629 Shares directly owned by Bass America and 7,065,436 Shares subject to the Stockholder Agreement. Each of the directors and executive officers of Parent disclaims beneficial ownership of such Shares.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     NAME, CITIZENSHIP        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE
AND CURRENT BUSINESS ADDRESS  YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  ----------------------------------------------------------------------------------------
* Thomas Arasi                President. Mr. Arasi has served as President, Bass Hotels & Resorts, Inc., The Americas
                              division since June 1999. He served as Director and President of the Crowne Plaza Hotels
                              & Resorts Division of Bass Hotels & Resorts from June 1997 to June 1999. Prior to joining Bass Hotels & Resorts, he served as President of the Tishman Hotel Corporation from 1993 to May 1997.

* Robert D. Hill              Mr. Hill has served as Director, Executive Vice-President, General Counsel and Secretary
                              of Bass Hotels & Resorts, Inc. and its predecessor companies since 1990.

* James L. Kacena             Vice President and Secretary. Mr. Kacena has served as Vice President and General
                              Counsel, Development and Acquisitions, of Bass Hotels & Resorts, Inc. since January
                              1999. He previously served in the Bass Hotels & Resorts organization as Vice President and General Counsel, Crowne Plaza Hotels & Resorts from February 1997 to January 1999 and as Vice President and General Counsel for Company Managed Hotels from 1990 to
                              February 1997.

*John T. Sweetwood            Vice President. Mr. Sweetwood has served as Director of Bass Hotels & Resorts, Inc.
                              since March 1997, as President of the Midscale Hotels, North America division of Bass
                              Hotels & Resorts since June 1999 and as President of the Express Division from March
                              1997 to January 1999. He also served as Director and Executive Vice-President-Chief
                              Marketing Officer of Bass Hotels & Resorts, Inc. from July 1995 to 1997. He previously served as Vice President-International New Ventures for Ralston Purina from 1991 to July
                              1995.

*Robert J. Chitty             Vice President and Treasurer. Mr. Chitty has served as Vice President, Tax and Treasury, and Treasurer of Bass Hotels & Resorts, Inc. since August 1997. From 1993 to August
                              1997, he was Managing Tax Director of CSX Corporation.

*W. Douglas Lewis             Mr. Lewis has served as Chairman, Chief Executive Officer and President of Bass Hotels &
                              Resorts, Inc. since June 1999. He served as Bass Hotels & Resorts' Executive Vice
                              President-Information Services from January 1999 to June 1999 and Executive Vice
                              President and Chief Information Officer from May 1997 to January 1999. From 1993 to
                              April 1997, he served as Vice President and Chief Information Officer for AT&T.

Michael Corr                  Vice President. Mr. Corr has served as Area President for the North America division of
                              Crowne Plaza/Inter-Continental Hotels & Resorts since June 1999. He has served in the
                              Bass Hotels & Resorts organization in various capacities since 1992, including Area
                              President, Crowne Plaza, North America division from February 1998 to June 1999, Senior
                              Vice President of Crowne Plaza Operations & Service from April 1997 to February 1998 and
                              Vice President and Director of Worldwide Sales from November 1992 to April 1997.

     NAME, CITIZENSHIP        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE
AND CURRENT BUSINESS ADDRESS  YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  ----------------------------------------------------------------------------------------
Richard L. Solomons           Vice President. Mr. Solomons has served as Director and Senior Vice President of Finance of Bass Hotels & Resorts, Inc. since August 1999. Prior to August 1999, he was Finance
                              Director of Britvic Soft Drinks Limited from April 1996 to August 1999 and Senior
                              Corporate Finance and Planning Manager of Bass PLC from 1992 to March 1996.
                              Mr. Solomons is a British citizen.

------------------------

    Beneficial ownership of Shares for each director and executive officer of Purchaser is 7,065,436 Shares, which represents Shares subject to the Stockholder Agreement. Each of the directors and executive officers of Purchaser disclaims beneficial ownership of such Shares.

C. DIRECTORS AND EXECUTIVE OFFICERS OF BASS AMERICA.

     NAME, CITIZENSHIP        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE
AND CURRENT BUSINESS ADDRESS  YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  ----------------------------------------------------------------------------------------
* Andrew F. Simpson           President since January 1998. Mr. Simpson has served as Vice President - Americas
                              Financial Services and Assistant Treasurer of Bass Hotels & Resorts, Inc. since June
                              1999. He served as Vice President for the North America Financial Services unit and
                              Assistant Treasurer of Bass Hotels & Resorts, Inc. from January 1999 to June 1999. From
                              February 1997 to June 1999, he served as Assistant Secretary of Holiday Inns, Inc. Prior to joining Bass Hotels & Resorts, Inc. in February 1997, Mr. Simpson served as
                              Manager--CMH Accounting for Holiday Inns, Inc. in Toronto. Canadian citizen.

* Anthony E. Stern            Treasurer since April 1993. Mr. Stern has served as Director of Treasury for Bass PLC in
                              London since 1994. British citizen.

* Julian Hank Baumann         Secretary since October 1994. Mr. Baumann has been an attorney with the firm of Richards
                              Layton & Finger since 1975 and a partner of that firm since 1980.

------------------------

    Beneficial ownership of Shares for each director and executive officer of Bass America is 1,713,629 Shares, which represents Shares directly owned by Bass America. Each of the directors and executive officers of Bass America disclaims beneficial ownership of such Shares.

                                                                         ANNEX A

                       [PRUDENTIAL SECURITIES LETTERHEAD]

February 27, 2000

The Board of Directors
Bristol Hotels & Resorts
14295 Midway Road
Addison, TX 75001

Members of the Board of Directors,

    We understand that Bristol Hotels & Resorts, a Delaware corporation (the "Company"), Bass PLC, a corporation organized under the laws of England and Wales ("Parent"), and BHR North America, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Purchaser"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") whereby Purchaser will be merged with and into the Company (the "Merger"). Under the Merger Agreement, Parent shall cause Purchaser to commence a cash tender offer (the "Offer") to purchase all of the Company's issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") (other than Common Stock owned by Parent and its Subsidiaries), for $9.50 per share, net to the seller in cash, without interest, or such higher price as may be paid in the Offer (the "Common Stock Consideration"). Shares not purchased in the Offer (other than shares owned by Parent and its Subsidiaries) will be converted into the right to receive the Common Stock Consideration pursuant to a subsequent merger of Purchaser with and into the Company.

    You have requested our opinion as to the fairness, from a financial point of view, of the Common Stock Consideration to be received by stockholders of the Company (other than Parent and its affiliates) in the Offer and Merger.

    In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

    (i) the Merger Agreement and the Stockholders Agreement referred to therein;

    (ii) certain publicly available historical financial and operating data concerning the Company including, but not limited to, the Annual Reports on Form 10-K of the Company for the fiscal years ended December 31, 1997 and 1998;

   (iii) historical stock market prices and trading volumes for the Common
         Stock;

    (iv) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to the businesses of the Company, or otherwise relevant to our inquiry; and

    (v) such other financial studies, analyses and investigations that we deemed appropriate.

    We have discussed with senior management of the Company: (i) the past and current operating and financial condition of the Company, (ii) the prospects for the Company, including its future financial performance and (iii) such other matters we deemed relevant.

    In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly available or was provided to us by the Company and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to certain prospective financial information for the Company provided to us by the management of the Company, we have assumed that such information (and the assumptions and bases therefor) has been reasonably prepared and represents management's best currently available estimate as to the future financial performance of the Company. Further, our opinion is based on economic, financial and market conditions as they currently exist and can only be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

    In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or part of the Company.

    Our opinion does not address, nor should it be construed to address, the relative merits of Merger, on the one hand, or any alternative business strategies that may be available to the Company, on the other hand. In addition, our opinion does not address the fairness of the Offer or the Merger to Parent with regard to the 1,713,631 shares of Common Stock currently owned by Parent.

    We have been retained by the Company to render this opinion in connection with the Offer and the Merger and will receive an advisory fee for such services. In the ordinary course of business we may actively trade the Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to whether such Stockholders should tender their Shares in the Offer or how such stockholders should vote in connection with the Merger or as to any other action such holders should take regarding the Offer or the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except that the Company may include this opinion in its entirety in any materials relating to the Offer or the Merger sent to the Company's stockholders and filed with the Securities and Exchange Commission.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Common Stock Consideration to be paid to the stockholders of the Company (other than Parent and its affiliates) in the Offer and the Merger is fair from a financial point of view.

                                          Very truly yours,

                                          /s/ Prudential Securities Incorporated

                                          PRUDENTIAL SECURITIES INCORPORATED

                                                                         ANNEX B

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of February 28, 2000, by and among the Bristol Hotels & Resorts, a Delaware corporation (the "COMPANY"), Bass PLC, a corporation organized under the laws of England and Wales ("PARENT"), and BHR North America, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("PURCHASER").

                                    RECITALS

    A. The Boards of Directors of each of Parent, Purchaser and the Company have determined that it is in the best interests of their respective companies and stockholders for Purchaser to enter into a business combination with the Company on the terms and subject to the conditions set forth herein (the "ACQUISITION").

    B. As a first step in the Acquisition, the Company, Parent and Purchaser each desire that Parent cause Purchaser to commence a cash tender offer (the "OFFER") to purchase all of the Company's issued and outstanding shares (the "SHARES") of common stock, par value $0.01 per share (the "COMMON STOCK"), for $9.50 per Share, net to the seller in cash, without interest or such higher price as may be paid in the Offer (the "PER SHARE AMOUNT"), on the terms and subject to the conditions set forth in this Agreement.

    C. To complete the Acquisition, the Boards of Directors of each of the Company, Parent and Purchaser have approved this Agreement and the merger of the Purchaser with and into the Company (the "MERGER"), wherein any issued and outstanding Shares not tendered and purchased by Purchaser pursuant to the Offer (other than Shares described in Section 2.6(b) and any Dissenting Shares) will be converted into the right to receive the Per Share Amount, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL").

    D. The Board of Directors of the Company (the "COMPANY BOARD") (i) has unanimously resolved (one director abstaining) to recommend that the holders of the Shares ("STOCKHOLDERS") accept the Offer and approve the Merger and adopt this Agreement and (ii) has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interests of the Stockholders.

    E. The parties desire to make certain representations, warranties and covenants in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

    F. In order to induce Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery hereof, Parent, Purchaser and United/Harvey Holdings, L.P., a Delaware limited partnership ("HOLDINGS"), are entering into a Stockholder Agreement, dated as of the date hereof (the "STOCKHOLDER AGREEMENT"), pursuant to which Holdings has agreed, on the terms and subject to the conditions thereof, to tender its Shares in accordance with the terms of the Offer and to vote its Shares in favor of the Merger and other matters necessary to consummate the transactions contemplated by this Agreement.

    NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows:

                              I. THE TENDER OFFER

    1.1 THE OFFER. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex A hereto, subject to the last sentence of this Section 1.1(a), as promptly as practicable (but in any event not later than March 6, 2000), Parent will cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), the Offer, whereby Purchaser will offer to purchase for cash all of the Shares at the Per Share Amount, net to the seller in cash, without interest (subject to reduction for any stock transfer taxes payable by the seller, if payment is to be made to a Person other than the Person in whose name the certificate for such Shares is registered, or for any applicable withholding tax), PROVIDED, HOWEVER, that Parent may designate another direct or indirect subsidiary of Parent as the bidder in the Offer (within the meaning of Rule 14d-1(g) under the Exchange Act, in which case references herein to Purchaser will be deemed to apply to such subsidiary, as applicable). The obligation of Parent to cause Purchaser to consummate the Offer and to accept for payment and to promptly pay for Shares validly tendered in the Offer and not validly withdrawn in accordance therewith will be subject to, and only to, those conditions set forth in Annex A hereto (the "OFFER CONDITIONS").

    (b) Subject to the requirements of applicable Law, Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any changes in the terms or conditions of the Offer; PROVIDED, HOWEVER that without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount,
(ii) decrease the number of Shares sought in the Offer, or (iii) amend or waive the Minimum Condition (as defined in Annex A hereto) or impose conditions other than the Offer Conditions on the Offer. In the event that any Offer Condition is not satisfied or waived at the time that the expiration date of the Offer (as such date may from time to time be extended, the "EXPIRATION DATE") would otherwise occur, Purchaser may from time to time extend the Expiration Date (but not beyond the Outside Date), or amend any term of the Offer in any manner not materially adverse to the Stockholders. In the event that at least a majority but less than 90% of the Voting Securities, calculated on a fully diluted basis, have been validly tendered and not withdrawn on the scheduled or extended expiration date of the Offer, Purchaser shall, unless otherwise notified by the Company in writing, accept and purchase all of the Shares tendered in the initial offer period and may notify Stockholders of Purchaser's intent to provide a "subsequent offering period" for tender of at least 90% of the Shares pursuant to Rule 14d-11 of the Exchange Act. The Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or any extension thereof.

    1.2 OFFER DOCUMENTS. (a) As soon as practicable on the date of the public announcement of the Offer, Parent and Purchaser will file or cause to be filed with the SEC the joint press release announcing the Offer on Schedule TO ("SCHEDULE TO"), and as soon as practical on the date of commencement of the Offer, Parent and Purchaser will file or cause to be filed with the SEC a tender offer statement on Schedule TO which will contain an offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto or any other documents filed by Parent or Purchaser with the SEC with respect to the Offer pursuant to Rule 13e-3 of the Exchange Act, the "OFFER DOCUMENTS") and which Parent and Purchaser represent, warrant and covenant will comply in all material respects with the Exchange Act and other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; PROVIDED, HOWEVER, that no representation, warranty or covenant is hereby made or will be made by Parent or Purchaser with respect to information supplied by the Company or any of its officers, directors, employees, representatives or agents for inclusion in, or information derived from the Company's public SEC filings that is incorporated by reference or included in, the Offer Documents (such supplied, derived, incorporated or included information, the "COMPANY SEC INFORMATION").

    (b) Parent, Purchaser and the Company will each promptly correct any information provided by them for use in the Offer Documents if and to the extent that it becomes false or misleading in any material respect, and Parent and Purchaser will jointly and severally take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to the Stockholders, in each case as and to the extent required by applicable Law. In conducting the Offer, Parent and Purchaser will comply in all material respects with the provisions of the Exchange Act and other applicable Laws. Parent and Purchaser will afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

    1.3 COMPANY ACTIONS. The Company hereby approves of and consents to the Offer and represents that (a) the Company Board (at a meeting duly called and held) has (i) determined that this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its Stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) taken all other action necessary to render the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision) inapplicable to the transactions contemplated hereby, including the Offer and the Merger, (iv) taken all action necessary to exempt Parent and its direct and indirect wholly owned subsidiaries from the limitations on ownership of voting stock of the Company set forth in Article Seventh of the Company's Amended and Restated Certificate of Incorporation, (v) consented to the acquisition by Purchaser and its direct and indirect wholly owned subsidiaries of Shares pursuant to the Offer for purposes of Section 4.2 of the Stockholders' Agreement, dated July 27, 1998 (the "BHR STOCKHOLDERS AGREEMENT"), by and among the Company, Holiday Corporation, Bass America, Inc., Parent and Holdings; and
(vi) resolved to recommend acceptance of the Offer and approval of the Merger by the Stockholders and adoption of this Agreement by the Stockholders and
(b) Prudential Securities Incorporated (the "COMPANY FINANCIAL ADVISER") has delivered to the Company Board the opinion described in Section 3.18. The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.3; PROVIDED, HOWEVER, that the Company Board may withdraw, modify or change such recommendation to the extent, and only to the extent and on the conditions, specified in Section 5.2(b). The Company will file with the SEC, substantially simultaneously with the filing by Parent and Purchaser of the Schedule TO, the joint press release announcing the Offer on Schedule 14D-9 and a Solicitation/Recommendation Statement containing such recommendations of the Company Board in favor of the Offer and the Merger (together with all amendments and supplements thereto, "SCHEDULE 14D-9"). The Company represents, warrants and covenants to Parent and Purchaser that
Schedule 14D-9 will comply in all material respects with the Exchange Act and any other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; PROVIDED, HOWEVER, that no representation, warranty or covenant is made or will be made herein by the Company with respect to information supplied by Parent or Purchaser or any of their respective officers, directors, employees, representatives or agents for inclusion in, or information derived from Parent's public SEC filings which is incorporated or included in,
Schedule 14D-9 (the "PARENT SEC INFORMATION"). The Company will include in
Schedule 14D-9 information furnished by Parent in writing concerning Parent's Designees as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and will use its reasonable best efforts to have Schedule 14D-9 available for inclusion in the initial mailing (and any subsequent mailing) of the Offer Documents to the Stockholders. Each of the Company and Parent will promptly correct any information provided by it for use in Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect and the Company will further take all lawful action necessary to cause
Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the Stockholders, in each case as and to the extent required by applicable Law. Parent and its counsel will be given a reasonable opportunity to review Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company will furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record Stockholders as of the latest practicable date and thereafter, until the expiration of the Offer, of those persons becoming Stockholders subsequent to such latest practicable date, and will furnish Parent such information and assistance (including updated lists of Stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial Stockholders. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser will, and will instruct each of their respective Affiliates, associates, partners, employees, directors, officers, agents, and advisors to, hold in confidence the information contained in such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the Company all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control or in the possession or under the control of their affiliates, agents or representatives.

    1.4 ACTIONS BY PARENT AND PURCHASER. Subject to the provisions of this Agreement, Parent shall provide or cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer at such time as such funds are necessary.

    1.5 DIRECTORS. (a) Promptly upon the purchase of Shares pursuant to the Offer, and from time to time thereafter, (i) Parent will be entitled to designate such number of directors ("PARENT'S DESIGNEES"), rounded up to the next whole number, as will give Parent, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (A) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.5) and
(B) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "BOARD PERCENTAGE"); PROVIDED, HOWEVER, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board Percentage will in all events be a majority of the members of the Company Board, and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (A) increasing the size of the Company Board or (B) using its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board, or both, and will use its reasonable best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Promptly after the date hereof, Parent shall provide to the Company the names of its designees for election to the Company Board and all other information relating to such designees necessary for the Company to comply with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, upon the purchase of Shares pursuant to the Offer, the Company will use its reasonable best efforts to cause such individuals designated by the Parent to constitute the same Board Percentage of (i) each committee of the Company Board, (ii) the Company's representation on the board of directors of any Subsidiary (as defined below) of the Company, and (iii) the Company's representation on any committee of the board of directors of any Subsidiary of the Company. At the request of Parent, the Company will take, at its expense, all reasonable action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, Parent's Designees and Parent's officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least two Continuing Directors as defined in
Section 1.5(b) below.

    (b) Notwithstanding any other provision hereof, of the certificate of incorporation or bylaws of the Company or of applicable Law to the contrary, following the election or appointment of Parent's Designees pursuant to this
Section 1.5 and prior to the Effective Time, any amendment or termination of this Agreement by the Company or amendment of the certificate of incorporation or bylaws of the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Purchaser hereunder or waiver by the Company of any of the Company's rights hereunder will require the affirmative vote of the majority of the Continuing Directors. For purposes of this Agreement, the term the "CONTINUING DIRECTORS" means at any time (i) those directors of the Company who are directors on the date hereof and who voted to approve this Agreement and (ii) such additional directors of the Company who are not affiliated with Parent, Purchaser or any of their respective Affiliates and who are designated as "Continuing Directors" for purposes of this Agreement by a majority of the Continuing Directors in office at the time of such designation.

                                 II. THE MERGER

    2.1 THE MERGER. (a) On the terms and subject to the conditions of this Agreement, at the Effective Time, Purchaser will be merged with and into the Company in accordance with the applicable provisions of the DGCL, and the separate corporate existence of Purchaser will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "SURVIVING CORPORATION") in accordance with the DGCL.

    (b) The Merger will have the effects specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

    2.2 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the second Business Day after the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing
Date) set forth in Article VI is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

    2.3 EFFECTIVE TIME. On the Closing Date or as soon as practicable following the date on which the last of the conditions set forth in Article VI is satisfied or waived in accordance herewith, the Surviving Corporation will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in the applicable section of the DGCL. Upon completion of such filing or at such date or time as Parent and the Company agree and specify in the certificate of merger, the Merger will become effective in accordance with the DGCL. The time and date on which the Merger becomes effective is herein referred to as the "EFFECTIVE TIME".

    2.4 CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.
(a) The certificate of incorporation of the Surviving Corporation will be amended as of the Effective Time to conform to the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and those of the DGCL.

    (b) The bylaws of the Purchaser will be the bylaws of the Surviving Corporation from and after the Effective Time, until amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and the DGCL.

    2.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. (a) The members of the initial Board of Directors of the Surviving Corporation will be the directors of the Purchaser at the Effective Time. All of the members of the Board of Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

    (b) The officers of the Surviving Corporation will consist of the officers of the Company at the Effective Time. Such Persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

    2.6 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holder of any of the following securities:

    (a) CONVERSION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares subject to Section 2.6(b) and any Dissenting Shares) and any Shares issuable upon exercise of any option, conversion or other right to acquire Shares existing immediately prior to the Effective Time (collectively, "RIGHTS") will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and be converted into the right to receive (i) in the case of Shares, the Per Share Amount, or such higher per Share amount as is paid in the Offer, in cash payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), or (ii) in the case of Rights, the excess, if any, of the Per Share Amount (or such higher per Share amount as is paid in the Offer) over the per Share exercise price thereof, in each case prorated for fractional shares, in accordance with Section 2.7. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.7. Any payment made pursuant to this
Section 2.6(a) and Section 2.7 will be made net of applicable withholding taxes to the extent such withholding is required by Law. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and such action is in compliance with Section 5.1, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) CANCELLATION OF TREASURY SHARES AND PARENT-OWNED SHARES. Each Share held in the treasury of the Company and each Share owned by Purchaser immediately before the Effective Time will be automatically canceled and retired and will cease to exist and no payment or other consideration will be made with respect thereto. Notwithstanding anything herein to the contrary, each Share owned by Bass America, Inc. or Parent or any direct or indirect, wholly-owned subsidiary of Parent (other than Purchaser) immediately before the Effective Time shall not be cancelled, and shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK").

    (c) COMMON STOCK OF PURCHASER. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately before the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock, which, in accordance with this Agreement and together with the Surviving Corporation Common Stock issued pursuant to the last sentence of Section 2.6(b), will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

    2.7 SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Purchaser will designate a bank or trust company selected by it and reasonably acceptable to the Company to act as agent for the Stockholders in connection with the Merger (the "PAYING AGENT") to receive the funds necessary to make the payments contemplated by Section 2.6. As soon as practicable after the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent for the benefit of Stockholders the aggregate consideration to which such holders will be entitled pursuant to
Section 2.6(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

    (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.6(a) (the "CERTIFICATES") may thereafter surrender such Certificate or Certificates to the Paying Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending six months after the Effective Time. Parent agrees that promptly after the Effective Time it will cause the distribution to Stockholders of record as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates for cancellation, together with such materials, Parent will cause the Paying Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. Until so surrendered, each such Certificate (other than certificates representing Shares subject to Section 2.6(b) and any Dissenting Shares) will represent solely the right to receive the aggregate Merger Consideration relating thereto.

    (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it will be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Paying Agent that such tax either has been paid or is not payable.

    (d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of Shares outstanding prior to the Effective Time or otherwise issuable pursuant to Rights on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration as provided in Section 2.6(a). No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares or Shares issuable upon exercise of Rights.

    (e) Promptly following the date that is six months after the Effective Time, the Paying Agent will deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate (other than Certificates representing Shares subject to Section 2.6(b) and any Dissenting Shares) may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

    (f) The Merger Consideration will be net to the holder of Shares in cash, subject to reduction only for any applicable withholding taxes or, as set forth in Section 2.7(c), stock transfer taxes payable by such holder.

    (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.6; PROVIDED, that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, post a bond in such reasonable amount as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

    (h) None of the Parent, Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    2.8. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has not voted such Shares in favor of this Agreement and who has properly exercised appraisal rights with respect to such Shares in accordance with the DGCL (including Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost its right to exercise such appraisal rights ("DISSENTING SHARES"), will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.6(a), but the holder thereof will be entitled to only such rights as are granted by the DGCL.

    (b) Notwithstanding the provisions of Section 2.8(a), if any Stockholder who demands appraisal rights with respect to its Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its appraisal rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 2.6(a), without interest thereon, upon surrender of the Certificate or Certificates formerly representing such Shares.

    (c) The Company will give Parent (i) prompt notice of any written intent to demand payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to appraisal rights under the DGCL. The Company may not voluntarily make any payment with respect to any exercise of appraisal rights and may not, except with the prior written consent of Parent, settle or offer to settle any such appraisal rights.

               III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to each of Parent and Purchaser, except as set forth in the letter, dated the date hereof, from the Company to Parent and Purchaser (the "COMPANY DISCLOSURE LETTER"), as follows:

    3.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the Company's certificate of incorporation and bylaws previously made available to Parent are true, correct and complete. As used in this Agreement, (a) the term "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event or condition that has had or would reasonably be expected to (i) have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or condition resulting from factors generally affecting the U.S. hospitality industry or the United States economy, or (ii) prevent or materially delay the Company's ability to consummate the transactions contemplated hereby, and
(b) the term "SUBSIDIARY" when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

    3.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it. Subject only to the approval of this Agreement and the Merger by the holders of a majority of the outstanding Shares, this Agreement, the Offer, the Merger and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

    3.3. CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 Shares and 25,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED SHARES"). As of the close of business on the last Business Day immediately preceding the date hereof (the "MEASUREMENT DATE"),
(a) 17,708,686 Shares were issued and outstanding (not treating any treasury shares as outstanding), each of which was duly authorized, validly issued, fully paid and nonassessable and issued free of any preemptive rights,(b) no Preferred Shares were issued or outstanding, (c) 5,000,000 Shares were reserved for issuance under the Stock Option Plans, and (d) options to purchase 1,227,350 Shares in the aggregate were outstanding under the Stock Option Plans as more particularly described in Section 3.3 of the Company Disclosure Letter (including the holders thereof, the expiration date, the exercise prices thereof and the dates of grant). Since the Measurement Date, no additional shares of capital stock of the Company have been issued and no other options, warrants or other rights to acquire shares of the Company's capital stock (collectively, the "RIGHTS TO ACQUIRE") have been granted. Except as described in the second preceding sentence, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for voting securities, capital stock or other equity or ownership interests in the Company. Except as set forth in
Section 3.3 of the Company Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities or other Rights to Acquire which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries other than Shares issuable under the Stock Option Plans or awards granted pursuant thereto. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (a) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or (b) to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. After the Merger, none of the Company or any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock or other securities pursuant to any employee benefit plan or otherwise.

    3.4. SUBSIDIARIES. Section 3.4 of the Company Disclosure Letter lists all of the Subsidiaries of the Company. Each of the Company's Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, partnership or similar power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company owns, directly or indirectly, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "LIENS"), except as set forth in Section 3.4 of the Company Disclosure Letter. Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Section 3.4 of the Company Disclosure Letter sets forth the following information for each Subsidiary of the Company: (i) its jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, and (iii) the number of issued and outstanding shares of capital stock, share capital or other equity interests.

    3.5. OTHER INTERESTS. Except for interests in the Company's Subsidiaries or as set forth on Section 3.5 of the Company Disclosure Letter, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any domestic or foreign corporation, company, partnership, joint venture, business, trust or entity.

    3.6. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Except as set forth in
Section 3.6 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to the Company making any filings, notifications or registrations and obtaining any approvals, consents or authorizations identified in Section 3.6(b), conflict with or violate any domestic or foreign law, statute, rule, regulation or other legal requirement ("LAW") or order, judgment, injunction or decree ("ORDER") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, including without limitation any quasi-governmental, supranational, statutory, environmental entity and any stock exchange, court or arbitral body (each a "GOVERNMENTAL ENTITY"), except (i) for
(A) applicable requirements, if any, of the Exchange Act, (B) the applicable pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and the rules and regulations thereunder (the "HSR ACT"), (C) the filing of a certificate of merger pursuant to the DGCL, (D) the consents, approvals and authorizations set forth in
Section 3.6 of the Company Disclosure Letter, and (E) consents, approvals, authorizations, orders, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages and (ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.7. COMPLIANCE WITH LAWS. Except as set forth in the Company Filed Reports, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (provided that no representation or warranty is made in this Section 3.7 with respect to Environmental Laws), or
(b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under review or investigation with respect to or has been threatened to be charged with or given notice of any violation of any such Law or Order, except in each case for such conflicts, defaults, violations, reviews or investigations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as described in the Company Filed Reports, the Company and its Subsidiaries hold all licenses, permits, orders, registrations approvals and other authorizations ("PERMITS") and have taken all actions required by applicable Law or government regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as described in the Company Filed Reports, the Company and each of its Subsidiaries are in compliance with the terms of all Permits, except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.8. SEC DOCUMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since June 19, 1998 (collectively, the "COMPANY REPORTS", and the Company Reports filed prior to the date of this Agreement, the "COMPANY FILED REPORTS"). As of their respective filing dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement and until the Offer Completion Date (i) complied, or will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act and the rules and regulations thereunder and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

    (b) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and, to the extent applicable, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which will be material in kind or amount), in each case in accordance with United States generally accepted accounting principles consistently applied ("GAAP") during the periods involved, except as may be noted therein.

    3.9. LITIGATION. Except as described in the Company Filed Reports or in
Section 3.9 of the Company Disclosure Letter, there are no actions, suits or proceedings pending, publicly announced or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there are no Orders of any Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

    3.10. ABSENCE OF CERTAIN CHANGES. Except as described in the Company Filed Reports or in Section 3.10 of the Company Disclosure Letter, from January 1, 1999 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been (a) any Company Material Adverse Effect or
(b) any action that if taken after the date hereof would be a violation of
Section 5.1(a) through 5.1(p), inclusive.

    3.11. TAXES. (a) (i) The Company has timely filed or caused to be filed with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries,
(ii) all material Taxes due with respect to periods covered by such Tax Returns, all material Taxes required to be paid on an estimated or installment basis and all material Taxes required to be withheld with respect to the Company and its Subsidiaries have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by Law, (iii) no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries and there are no outstanding deficiencies or assessments asserted or proposed, (iv) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries and (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

    (b) For purposes of this Agreement, (i) "TAXES" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments), and (ii) "TAX RETURN" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

    3.12. CONTRACTS. (a) There have been made available to Parent copies of all of the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "MATERIAL CONTRACTS"):
(i) the agreement or form of agreement pursuant to which the Company or its Subsidiaries holds a leasehold interest in or otherwise has an economic interest in one or more hotel facilities; (ii) the agreements pursuant to which the Company or any of its Subsidiaries manages any hotel or hotel business by the Company or any of its Subsidiaries; (iii) the agreements granting the Company or any of its Subsidiaries a franchise or license to utilize a brand name or other rights of a hotel chain or system, or granting a license or sublicense of any material trademark, trade name, copyright, patent, service mark or trade secret, or any rights therein or application therefor; (iv) contracts with any current or former officer or director of the Company or any of its Subsidiaries;
(v) contracts (A) for the sale of any of the material assets of the Company or any of its Subsidiaries or the acquisition of any material amount of assets by the Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business, or (B) for the grant to any person of any rights to purchase any of its material assets; (vi) contracts which restrict in any material manner the Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict in any material manner any other person from competing with the Company or any of its Subsidiaries in any line of business or in any geographical area;
(vii) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes, letters of credit, hedging obligations, capitalized lease obligations, take or pay contracts and other contracts relating to the borrowing of money; (viii) all joint venture, partnership or similar agreements; and
(ix) any material contracts not made in the ordinary course of business.

    (b) All of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of the Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any Material Contract nor, to the Knowledge of the Company, is any other party to any Material Contract in breach or default thereunder in any material respect.

    3.13. ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Company Filed Reports, as specified in Section 3.13 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its current or former Subsidiaries has violated or is in violation of any Environmental Law;
(ii) neither the Company nor any of its current or former Subsidiaries is liable for any off-site contamination; (iii) neither the Company nor any of its current or former Subsidiaries has any liability or remediation obligation under any Environmental Law and in the case of clauses (ii) and (iii) of this
Section 3.13(a), to the knowledge of the Company, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; (iv) no assets of the Company or any of its current or former Subsidiaries are subject to pending or, to the Knowledge of the Company, threatened Liens under any Environmental Law;
(v) the Company and its Subsidiaries have all Permits required under any Environmental Law ("ENVIRONMENTAL PERMITS"); (vi) the Company and its Subsidiaries are in compliance with their respective Environmental Permits;
(vii) neither the Company nor any of its current or former Subsidiaries has received any claim, notice or request for information concerning any violation or alleged violation of, or any liability or alleged liability under, any Environmental Law; and (viii) no investigation, action or review is pending or, to the knowledge of the Company, threatened by any Governmental Entity or other person under any Environmental Law.

    (b) For purposes of this Agreement, the term (i) "ENVIRONMENTAL LAWS" means any national, federal, state or local Law (including, without limitation, common law), Order, Permit or any agreement with any Governmental Entity or other third party (whether domestic or foreign) relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances;
(B) the manufacture, processing, distribution, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) health and human safety or the environment, and
(ii) "HAZARDOUS SUBSTANCES" means: (A) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act of 1980, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act;
(B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon;
(E) any other contaminant; and (F) any materials, pollutants and/or substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

    3.14. COMPANY BENEFIT PLANS; ERISA COMPLIANCE. (a) Except as disclosed in the Company Filed Reports or disclosed in Section 3.14(a) of the Company Disclosure Letter, there are no compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other stock related rights, fringe benefit, retirement, vacation, disability, death benefit, supplemental unemployment benefits, hospitalization, medical, dental, life, severance, post-employment benefits or other plan, agreement, arrangement, policies or understanding, or employment, severance, retention, consulting, change of control or similar agreement whether formal or informal, oral or written, legally binding or not providing benefits to any current or former employee, officer, director or stockholder of the Company or any of its Subsidiaries or to which the Company or any of its ERISA Affiliates (as defined below) contributes or is or was obligated to contribute (collectively, the "COMPANY BENEFIT PLANS", which will include each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, but shall not include any Multiemployer Plan (as defined below)). Sections 3.14(a) and 5.9 of the Company Disclosure Letter contain a true and complete list of all arrangements providing for termination or severance pay to any officer, director or employee of the Company. An "ERISA AFFILIATE" of the Company means any other Person which, together with the Company, would be treated as a single employer under Section 414 of the Code.

    (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms, all applicable Laws, including ERISA and the Code. Each Company Benefit Plans is in material compliance with all applicable Laws, including the applicable provisions of ERISA, and the Code. Each Company Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under
Section 501(a) of the Code is so exempt. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All contributions to, and payments from, each Company Benefit Plan and Multiemployer Plan that are required to be made in accordance with such Plans and applicable Laws (including ERISA and the Code) have been timely made in all material respects.

    (c) The Internal Revenue Service (the "IRS") has issued favorable determination letters with respect to the qualification of each qualified Company Benefit Plan and related trust, and the IRS has not taken any action to revoke any such letter and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

    (d) No Company Benefit Plan is or at any time was (i) subject to Title IV of ERISA or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 3.14(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries contributes to any "MULTIEMPLOYER PLAN" within the meaning of Section 3(37) of ERISA or a "MULTIPLE EMPLOYER WELFARE ARRANGEMENT" within the meaning of
Section 3(40) of ERISA (each a "MULTIEMPLOYER PLAN").

    (e) No Company Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees, officers or directors after retirement or other termination of service, except as required by applicable Law.

    (f) Except as set forth on Section 3.14(f) or 5.9 of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation, equity rights or benefits due any such employee, officer or director.

    (g) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (A) each writing constituting a part of such Company Benefit Plan, including without limitation all Company Benefit Plan documents and trust agreements; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the IRS, if any.

    (h) With respect to each Company Benefit Plan, there have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that would reasonably be expected to result in any material liability or excise tax under ERISA or the Code.

    (i) Except as set forth on Section 5.9 of the Company Disclosure Letter, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the 12 months ended on the date of the most recent balance sheet for the Company and its Subsidiaries.

    (j) All contributions and payments due under each Company Benefit Plan have either been discharged and paid or are adequately reflected as a liability on the most recent balance sheet for the Company and its Subsidiaries in accordance with GAAP.

    (k) Except as set forth on Section 3.14(k) of the Company Disclosure Letter,
(i) neither the Company nor any of its Subsidiaries is a party to or subject to any union contract or collective bargaining agreement, (ii) the Company and its Subsidiaries are in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice that would affect the Company in any material respect, and
(iii) there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board that would affect the Company in any material respect.

    3.15. STATE TAKEOVER STATUTES; BHR STOCKHOLDERS AGREEMENT; CHARTER PROVISIONS. (a) The Company Board has approved the Offer, the Merger and this Agreement and the transactions contemplated hereby and such approval is sufficient to render inapplicable to the Offer, the Merger and this Agreement and the transactions contemplated hereby the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision). Neither Section 203 of the DGCL nor any other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby.

    (b) The Company has taken all action necessary to exempt Parent and its direct and indirect wholly owned subsidiaries from the limitations on ownership of voting stock of the Company set forth in Article Seventh of the Company's Amended and Restated Certificate of Incorporation.

    (c) The Company has consented to the acquisition by Parent or its direct and indirect wholly owned subsidiaries of Shares pursuant to the Offer for purposes of Section 4.2 of the BHR Stockholders Agreement.

    3.16. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class, at the Company Stockholders Meeting to adopt this Agreement and approve the Merger (the "COMPANY STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and/or adopt this Agreement and the transactions contemplated hereby and to approve the Merger.

    3.17. NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or Parent to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained the Company Financial Adviser as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof. The Company or, if the Effective Time occurs, the Surviving Corporation, will pay all amounts owed pursuant to the foregoing arrangements.

    3.18. OPINION OF COMPANY FINANCIAL ADVISER. The Company has received the opinion of the Company Financial Adviser to the effect that, as of the date hereof, the consideration to be received by the Stockholders in the Offer and the Merger is fair to the Stockholders from a financial point of view.

    3.19. PROXY STATEMENT; OFFER DOCUMENTS. The proxy statement to be sent to the Stockholders in connection with a meeting of the Stockholders to consider the Merger (the "COMPANY STOCKHOLDERS MEETING") or the information statement to be sent to the Stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "PROXY STATEMENT"), at the date mailed to the Stockholders and at the time of the Company Stockholder Meeting (i) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the
Schedule 14D-9 nor any of the information provided by the Company or its officers, directors, representatives, agents or employees for inclusion in the Schedule TO or the Offer Documents will, at the respective times the
Schedule 14D-9, the Schedule TO and the other Offer Documents are filed with the SEC and are first published, sent or given to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that no representation or warranty is made by the Company with respect to any Parent SEC Information.

    3.20. NO UNDISCLOSED MATERIAL LIABILITIES. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

    (a) liabilities or obligations disclosed in the Company Filed Reports; and

    (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since September 30, 1999 that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    3.21. TRANSACTION FEES. As of the date hereof, the Company expects that the total amount of all legal and financial advisory fees, transaction-related bonuses and other incidental expenses (such as printing, proxy solicitation, SEC and HSR filing fees) will not exceed $1.75 million.

           IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Each of Parent and Purchaser represents and warrants to the Company as follows:

    4.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. A "Parent Material Adverse Effect" means any change, effect, event or condition that has had or would reasonably be expected to
(i) have a material adverse effect on the business, results of operations or financial condition of Parent, Purchaser and Parent's Subsidiaries, taken as a whole, other than any change, effect, event or condition resulting from factors generally affecting the U.S. hospitality or the United States economy, or
(ii) prevent or materially delay Parent's or Purchaser's ability to consummate the transactions contemplated hereby. Each of Parent and Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

    4.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, the Stockholder Agreement and all agreements and documents contemplated hereby and thereby to be executed respectively by it. This Agreement, the Stockholder Agreement, the Offer, the Merger and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser and by Bass U.S.A., Incorporated as the sole stockholder of Purchaser, and no other corporate action on the part of Parent or Purchaser is necessary to authorize this Agreement, the Stockholder Agreement, the Offer and the Merger, or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stockholder Agreement constitute, and all agreements and documents contemplated hereby to be executed and delivered by Parent or

Purchaser (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Parent or Purchaser, as the case may be, enforceable respectively against them in accordance with their respective terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

    4.3. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and the Stockholder Agreement by Parent and Purchaser do not, and the performance by the Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation, bylaws or other similar constituent documents of Parent or any of its Subsidiaries,
(ii) subject to Parent and Purchaser making any filings, notifications or registrations and obtaining any approvals, consents or authorizations identified in Section 4.3(b), conflict with or violate any Law or Order applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for the BHR Stockholders Agreement, the FelCor Stockholders Agreement and for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    (b) The execution and delivery of this Agreement and the Stockholder Agreement by Parent and Purchaser do not, and the performance of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the applicable pre-merger notification requirements of the HSR Act, and (C) the filing of certificate of merger pursuant to the DGCL, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    4.4. NO BROKERS. Neither Parent nor Purchaser has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, any such amounts to be the sole liability of Parent.

    4.5. PROXY STATEMENT; OFFER DOCUMENTS. None of the information provided by Parent, Purchaser or their respective officers, directors, representatives, agents or employees for inclusion in the Proxy Statement, will, on the date the Proxy Statement is first mailed to Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will not, at any time the Offer Documents are filed with the SEC or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any Company SEC Information.

    4.6. FINANCING. The Purchaser will at the Closing have sufficient funds available (either cash on hand or pursuant to existing financing agreements) to pay the entire Merger Consideration and satisfy all of its other obligations under this Agreement.

                                  V. COVENANTS

    5.1. CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with all key customers, suppliers and other Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, except as described in Section 5.1 of the Company Disclosure Letter or as expressly provided by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent:

    (a) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (b) except for the issuance of Shares pursuant to the exercise of options that are outstanding on the Measurement Date, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

    (c) amend its certificate of incorporation or bylaws;

    (d) acquire assets or acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of, or in any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof in a transaction or series of related transactions involving a total purchase price (determined in accordance with GAAP) in excess of $1,000,000;

    (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (x) in the ordinary course of business consistent with past practice, and (y) sales of assets which do not individually or in the aggregate exceed $1,000,000;

    (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of another Person;

    (g) enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

        (h) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

        (i) make any capital expenditures other than expenditures in the ordinary course of business consistent with past practice;

        (j) make any change to its accounting methods, principles or practices, except as may be required by GAAP, or make or change any Tax election or method of accounting, settle or compromise any material Tax liability or refund, or file its Tax Returns other than as is consistent with past practice and in accordance with applicable law;

        (k) except as required by Law or contemplated in Section 5.9 of the Company Disclosure Letter, enter into, adopt or amend in any material respect or terminate any Company Benefit Plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees;

        (l) hire or terminate the employment of any executive officer or employee or, except as contemplated by Section 5.9 of the Company Disclosure Letter, increase the compensation of any director, executive officer or other employee of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person other than in the ordinary course of business;

        (m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

        (n) amend the terms of any Material Contract, other than in the ordinary course of business, or relinquish any material right under or terminate any Material Contract;

        (o) enter into any material agreement not in the ordinary course of business; or

        (p) authorize, or commit or agree to take, any of the foregoing actions or take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

        5.2. NO SOLICITATION. (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations, if any, with any parties with respect to any Company Takeover Proposal, take the necessary steps to inform such parties of the obligations undertaken in this
    Section 5.2, and request that such parties promptly return all documents (and all copies thereof) furnished to them by the Company or its representatives in connection with such discussions and negotiations. The Company will not, nor will it permit any of its Subsidiaries, officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives, directly or indirectly, to
    (i) solicit, initiate or take any other action that could reasonably be expected to facilitate or encourage (including without limitation by way of furnishing information or providing access to the books, records, properties or assets of the Company or any of its Subsidiaries), the making of any proposal which constitutes a Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or
    (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that if, at any time prior to the date on which Purchaser purchases Shares in the Offer (the "OFFER COMPLETION DATE"), the Company Board determines in good faith by a majority vote that it has received a Superior Proposal, the Company may, (A) furnish information with respect to the Company and any of its Subsidiaries to such Person following compliance with its obligations under this Section 5.2(b), pursuant to a customary confidentiality agreement and (B) participate in discussions and negotiations with such Person regarding such Superior Proposal. For purposes of this Agreement, "COMPANY TAKEOVER PROPOSAL" means any written proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets, net income or net revenues of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer for Shares for any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction that is intended to or could frustrate the completion of the transactions contemplated hereby. "SUPERIOR PROPOSAL" means any bona fide, unsolicited written Company Takeover Proposal that (y) involves the direct or indirect acquisition or purchase of 100% of the assets of the Company and its Subsidiaries or 50% or more of the Common Stock of the Company and (z) involves payment of consideration to the Company or the Stockholders and other terms and conditions that, taken as a whole, the Company Board determines in good faith by a majority vote, after consulting with a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Company Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or the Company Board determines, after consulting with a financial advisor of nationally recognized reputation, is available. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Company Takeover Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that may be considering making, or has made, a Company Takeover Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making such Company Takeover Proposal, and provide in reasonable detail the terms and conditions of any such Company Takeover Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material details of any such Company Takeover Proposal, indication or request.

        (b) Except as expressly permitted by this Section 5.2(b), neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any the Company Takeover Proposal (each, a " COMPANY ACQUISITION AGREEMENT"). Notwithstanding the foregoing, in the event that prior to the Offer Completion Date, the Company Board determines in good faith by a majority vote that the Company has received a Superior Proposal, the Company Board may, subject to Section 7.5(b), withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement, approve or recommend a Superior Proposal or terminate this Agreement pursuant to
    Section 7.3(c), PROVIDED, HOWEVER, that not fewer than two Business Days prior to taking such action, the Company will notify Parent in writing of its intention to take such action and provide Parent with a reasonable opportunity to respond to any such Company Takeover Proposal. The Company agrees to notify Parent promptly if its intention to enter into a Company Acquisition Agreement shall change at any time or the Company Board shall have authorized the Company to do so.

        (c) Nothing contained in this Section 5.2 will prohibit the Company, following its receipt of a Superior Proposal, from taking and disclosing to its Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

        5.3. FILINGS, REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including without limitation (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, and (iii) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

        (b) In connection with and without limiting the foregoing, the Company will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any of the other transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Offer and the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

        (c) If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        5.4. INSPECTION OF RECORDS. (a) From the date hereof to the Effective Time, the Company will (i) allow all designated officers, attorneys, accountants and other representatives of Parent reasonable access at all reasonable times to the officers, key employees, accountants and other representatives of the Company and its Subsidiaries and the books and records of the Company and its Subsidiaries and (ii) furnish to Parent and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request.

        (b) Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary and will use such information only in connection with the Offer and the Merger.

        (c) If the transactions contemplated herein are not consummated, then each receiving party shall return to the disclosing party all documents, studies, analyses, compilations, data and other information provided by the disclosing party to such receiving party or compilations, extracts, summaries or other documents prepared by such receiving party from information supplied by the disclosing party (together, the "CONFIDENTIAL INFORMATION"). No receiving party shall use or reveal to any third party any of the Confidential Information, PROVIDED, that the obligations of any receiving party hereunder shall not apply to:

           (i) any Confidential Information which was known to or already in the possession of such receiving party prior to its disclosure by the disclosing party or developed by the receiving party other than in breach of this Agreement, PROVIDED, that such Confidential Information was not, to the knowledge of the receiving party obtained in violation of another confidentiality agreement or similar obligation with the disclosing party or another party;

           (ii) any Confidential Information which is disclosed to the receiving party by a third party (which term shall not include the counsel, accountants and other non-employee representatives of the Company) having, to the knowledge of the receiving party, the legal right to make such disclosure; or

           (iii) any Confidential Information which is required to be disclosed by order of any court or other tribunal of competent jurisdiction or by any other applicable Law, PROVIDED, that the receiving party shall notify the disclosing party of any order promptly so as to afford the disclosing party the opportunity to intervene in order to prevent such disclosure, if the disclosing party so desires.

        5.5. PUBLICITY. The initial press release relating to this Agreement will be in the form of a joint press release previously agreed between Parent and the Company and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

        5.6. PROXY STATEMENT. If required by applicable Law, the Company will promptly prepare and file with the SEC as soon as practicable after the Offer Completion Date the Proxy Statement, will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and promptly thereafter will mail the Proxy Statement to the Stockholders. Any Proxy Statement will contain the recommendation of the Company Board that the Stockholders approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The Company agrees not to mail the Proxy Statement to the Stockholders until Parent confirms that the information provided by Parent and Purchaser continues to be accurate. If at any time prior to the Company Stockholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or Affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to any Proxy Statement, the Company will inform Parent and Purchaser to supplement such Proxy Statement and mail such supplement to the Stockholders.

        5.7. INSURANCE; INDEMNITY. (a) At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will include indemnification provisions substantially equivalent to those contained in the certificate of incorporation and bylaws of the Company as of the date of this Agreement. The indemnification provisions in the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees, fiduciaries or agents of the Company or its Subsidiaries or who otherwise would be entitled to indemnification under the certificate of incorporation, bylaws or indemnification agreements of the Company or its Subsidiaries (the "INDEMNIFIED PARTIES"). Notwithstanding any other provision hereof, the provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

        (b) The Company and the Surviving Corporation, as applicable, will maintain in effect for not less than six years after the Offer Completion Date policies of directors' and officers' liability insurance (containing terms and conditions with respect to coverage and amount which are no less advantageous to the Persons currently covered by such policies of the Company and its Subsidiaries as insured) with respect to matters existing or occurring at or prior to the Offer Completion Date; provided that in satisfying its obligations under this Section 5.7(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid for the fiscal year ending
    December 31, 1999, and; PROVIDED FURTHER, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the amount spent per annum by the Company for its fiscal year ending
    December 31, 1999.

        5.8. COMPANY STOCKHOLDERS MEETING. (a) The Company will take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to convene a meeting of the Stockholders as promptly as practicable after the Offer Completion Date to consider and vote upon the approval and adoption of this Agreement and the Merger. The Company Board will recommend such approval and adoption and the Company will take all lawful action to solicit such approval, including without limitation timely mailing any Proxy Statement; PROVIDED, HOWEVER, that such recommendation is subject to any action, including any withdrawal or change of its recommendation, taken by, the Company Board, expressly permitted by
    Section 5.2(b). Without limiting the generality or effect of the foregoing, the Company's obligations pursuant to the first sentence of this
    Section 5.8 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. If the Parent or Purchaser purchases any Common Stock pursuant to the Offer, the record date for the Company Stockholder Meeting shall be a date subsequent to the date the Parent or Purchaser becomes a record holder of Common Stock purchased pursuant to the Offer.

        (b) Notwithstanding Section 5.8(a) hereof, in the event that Parent, Purchaser or any other Subsidiary of Parent acquires at least 90% of the outstanding Voting Securities pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent or Purchaser, to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL without a meeting of Stockholders as soon as practicable after the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer.

        5.9. CERTAIN EMPLOYEE MATTERS. Prior to or at the Effective Time, the Parent, the Company and the Surviving Corporation agree to take the actions as are necessary to carry out the matters described in Section 5.9 of the Company Disclosure Schedule.

                            VI. CONDITIONS PRECEDENT

        6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares validly tendered and not withdrawn pursuant to the Offer, PROVIDED, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

        (b) If required by the DGCL, this Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable Law by the holders of the issued and outstanding shares of capital stock of the Company; and

        (c) No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

                                VII. TERMINATION

        7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company Stockholder Approval has been obtained, by the mutual consent of Parent and the Company.

        7.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated by action of the Board of Directors of either Parent or the Company, whether or not the Company Stockholder Approval has been obtained, if (a) the Offer Completion Date shall not have occurred on or before May 31, 2000 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that no party may terminate this Agreement pursuant to this Section 7.2(a) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Offer Completion Date shall not have occurred on or before said date, (b) any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable, or (c) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Purchaser as a result of the failure of any of the Offer Conditions to be satisfied or waived prior to the Expiration Date or any extension thereof.

        7.3. TERMINATION BY THE COMPANY. This Agreement may be terminated at any time prior to the Offer Completion Date by action of the Board of Directors of the Company, if (a) the representations and warranties of the Parent or Purchaser set forth in the Agreement which are not qualified by "materiality" or "Parent Material Adverse Effect" shall not be true and correct in all material respects, or the representations and warranties that are qualified by "materiality" or "Parent Material Adverse Effect" shall not be true and correct in all respects; PROVIDED that such breach of representation or warranty is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by the Company to Parent and (ii) the Expiration Date; or
    (b) there has been a material breach or failure to perform of any of the covenants set forth in this Agreement on the part of Parent or Purchaser, which breach is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by the Company to Parent and (ii) the Expiration Date; or (c) (i) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a Company Acquisition Agreement with respect to a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into an agreement, attaching a summary of the material terms thereof, (ii) Parent shall not have made, within two Business Days of receipt of the Company's written notification of its intention to enter into a Company Acquisition Agreement with respect to a Superior Proposal, an offer that the Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, and (iii) the Company prior to such termination pursuant to this clause (c) shall have paid to Parent in immediately available funds the fees required to be paid pursuant to Section 7.5.

        7.4. TERMINATION BY PARENT. This Agreement may be terminated at any time prior to the Offer Completion Date by action of the Board of Directors of Parent, if (a) the representations and warranties of the Company set forth in the Agreement which are not qualified by "materiality" or "Company Material Adverse Effect" shall not be true and correct in all material respects, or the representations and warranties that are qualified by "materiality" or "Company Material Adverse Effect" shall not be true and correct in all respects; PROVIDED that such breach of representation or warranty is not curable or, if curable, is not cured within the earlier of
    (i) 10 calendar days after written notice of such breach is given by Parent to the Company or (ii) the Expiration Date; or (b) there has been a material breach or failure to perform of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within the earlier of (i) 10 calendar days after written notice of such breach is given by Parent to the Company and
    (ii) the Expiration Date; or (c) (i) the Board of Directors or any committee thereof of the Company shall have (A) failed to recommend or withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or (B) approved or recommended, or proposed publicly to approve or recommend, a Company Takeover Proposal to the Stockholders or shall have resolved to do any of the foregoing, or (ii) the Company shall have entered into a Company Acquisition Agreement or the Company Board shall have authorized the Company to do so; or (d) any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (other than Holdings and its Affiliates), or Holdings and its Affiliates shall have acquired additional Shares after the date hereof.

        7.5. EFFECT OF TERMINATION AND ABANDONMENT; TERMINATION FEE. (a) In the event of termination of this Agreement pursuant to this Article VII, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to this Section 7.5, the last sentence of Section 1.3,
    Section 5.4(b), Section 5.4(c) and Sections 8.1 through 8.15, inclusive. Notwithstanding the foregoing or any other provision of this Agreement, in the event of termination of this Agreement, nothing herein will prejudice the ability of the non-breaching party to seek damages from any other party for any prior deliberate or willful breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity with respect thereto.

        (b) The Company will pay to Purchaser an amount equal to $7 million (the "COMPANY TERMINATION FEE") in any of the following circumstances:

           (A) This Agreement is terminated pursuant to Section 7.3(c), 7.4(c) or 7.4(d); or

           (B) This Agreement is terminated by Parent pursuant to
       Section 7.4(a) or 7.4(b) and the Company shall not have the right at such time to terminate this Agreement pursuant to Section 7.3(a) or 7.3(b).

        (c) The Company acknowledges that the agreements contained in this
    Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.5, and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company for any amounts set forth in this Section 7.5, the Company will pay to Parent and Purchaser their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. This Section 7.5 will survive any termination of this Agreement.

        (d) In the event that an amount is payable by the Company pursuant to this Section 7.5, then, notwithstanding anything in this Agreement or the Stockholder Agreement to the contrary, (i) such amount shall be full compensation and liquidated damages for the loss suffered by the Parent as a result of the failure of the transactions contemplated by this Agreement and the Stockholder Agreement to be consummated and to avoid the difficulty of determining damages under the circumstances and (ii) such amount shall be in lieu of any other entitlement of the Parent, and shall be the sole and exclusive liability of the Company and Holdings, with respect to all matters arising under or relating to this Agreement and the Stockholder Agreement.

                            VIII. GENERAL PROVISIONS

        8.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will terminate upon the termination of this Agreement pursuant to Article VII.

        8.2. NOTICES. Any notice or other communication required to be given hereunder shall be in writing, and sent by reputable courier service (with proof of service), by hand delivery or by facsimile (followed on the same day by delivery by courier service (with proof of delivery) or by hand delivery), addressed as follows:

    IF TO PARENT OR PURCHASER:

    c/o Bass Hotels & Resorts

    Three Ravinia Drive

    Suite 2900

    Atlanta, Georgia 30346

    Attn: James L. Kacena

    Fax No.: (770) 604-2378

    WITH COPIES TO:

    Davis Polk & Wardwell

    450 Lexington Avenue

    New York, New York 10017

    Attn: Paul R. Kingsley

    Fax No.: (212) 450-4800

    IF TO THE COMPANY:

    Bristol Hotels & Resorts

    14295 Midway Road

    Addison, Texas 75001

    Attn: Andrea D. Kay

    Fax No.: (972) 391-3497

    WITH COPIES TO:

    Jones, Day, Reavis & Pogue

    599 Lexington Avenue

    New York, New York 10022

    Attn: Robert A. Profusek, Esq.

    Fax No.: (212) 755-7306

        or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or personally delivered.

        8.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser will have the right to assign to any direct or indirect wholly owned subsidiary of Parent or Purchaser any and all rights and obligations of Parent or Purchaser under this Agreement, PROVIDED, that any such assignment will not relieve either Parent or Purchaser from any of its obligations hereunder. Any assignment not granted in accordance with the foregoing shall be null and void. Subject to the first sentence of this
    Section 8.3, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.7 and 5.9, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.4. ENTIRE AGREEMENT. This Agreement, Annex A, the Company Disclosure Letter, the Stockholder Agreement and any documents delivered by the parties in connection herewith or therewith, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

        8.5. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Stockholders but after any such Stockholder approval, no amendment will be made which by Law requires the further approval of the Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.6. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

        8.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A facsimile copy of a signature page shall be deemed to be an original signature page.

        8.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

        8.9. CERTAIN DEFINITIONS/INTERPRETATIONS. (a) For purposes of this
    Agreement:

           (i) An "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

           (ii) "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by Law to close;

           (iii) "FELCOR STOCKHOLDERS AGREEMENT" means the Stockholders' and Registration Rights Agreement, dated July 28, 1998, by and among FelCor Lodging Trust, Bass PLC, Bass America Inc., Holiday Corporation, United/Harvey Investors I, L.P., United/Harvey Investors II, L.P., United/Harvey Investors III, L.P., United/Harvey Investors IV, L.P. and United/Harvey Investors V, L.P.;

           (iv) "KNOWLEDGE" of any Person which is not an individual means the actual knowledge of any of such Person's executive officers after reasonable inquiry; and

           (v) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        (b) When a reference is made in this Agreement to an Article, Section or Annex, such reference will be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        8.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Subject to Section 1.5(b), at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
    (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        8.11. INCORPORATION OF ANNEX A. Annex A attached hereto is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        8.12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

        8.13. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, except as set forth in Section 7.5(d), the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.14. EXPENSES. Except as set forth in Section 7.5, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement, the Schedule 14D-9, the Schedule TO and the other Offer Documents (including SEC filing fees) (all which will be printed at a financial printer selected by Parent that is reasonably satisfactory to the Company) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

        8.15. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware (a "DELAWARE COURT"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

        (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; PROVIDED that the foregoing will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

        (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

        (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
    (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

        8.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR CONTEMPLATED HEREBY.

                      [REMAINDER OF PAGE INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                                       BRISTOL HOTELS & RESORTS

                                                       By:              /s/ J. PETER KLINE
                                                            -----------------------------------------
                                                                          J. Peter Kline
                                                                        CHAIRMAN AND CHIEF
                                                                        EXECUTIVE OFFICER

                                                       BASS PLC

                                                       By:           /s/ ANDREW E. MACFARLANE
                                                            -----------------------------------------
                                                                       Andrew E. Macfarlane
                                                                         ATTORNEY-IN-FACT

                                                       BHR NORTH AMERICA, INC.

                                                       By:               /s/ THOMAS ARASI
                                                            -----------------------------------------
                                                                           Thomas Arasi
                                                                            PRESIDENT

                    ANNEX A TO AGREEMENT AND PLAN OF MERGER

                     CONDITIONS TO COMPLETION OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and (subject to any such rules or regulations) may postpone the acceptance for payment or payment for any Shares tendered, and, subject to the terms of the Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (i) unless the following conditions have been satisfied: (a) there have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which represent, together with Shares held by Parent, Purchaser or any of their Affiliates, a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger ("VOTING SECURITIES"), calculated on a fully diluted basis, on the date of purchase (the "MINIMUM CONDITION") ("ON A FULLY DILUTED BASIS" having the following meaning: as of any date, the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise) and (b) any waiting periods or approvals applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated prior to the Expiration Date, or (ii) if at any time on or after the date of this Agreement and before the Expiration Date (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall have occurred:

        (A) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, or shall have taken, proposed or threatened any action or position, which would reasonably be expected to (i) make the acceptance for payment of, or the payment for some or all of the Shares illegal or otherwise prohibited or otherwise, restrict, prevent or prohibit consummation of the Offer or the Merger, (ii) impose limitations on the ability of Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by it on all matters properly presented to the stockholders, or
    (iii) prohibit or impose any material limitation on Purchaser's ownership or operation of all or a material portion of the assets or business of the Company or any of its Subsidiaries;

        (B) the representations and warranties of the Company set forth in the Agreement which are not qualified by "materiality" or "Company Material Adverse Effect" shall not be true and correct in all material respects, or the representations and warranties that are qualified by "materiality" or "the Company Material Adverse Effect" shall not be true and correct in all respects, in each case as of the date of consummation of the Offer as though made on or as of such date; PROVIDED that such breach of representation or warranty is not curable or, if curable, is not cured within the earlier of
    (i) 10 calendar days after written notice of such breach is given by Parent to the Company or (ii) the Expiration Date;

        (C) there has been a material breach or failure to perform of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within the earlier of
    (i) 10 calendar days after written notice of such breach is given by Parent to the Company and (ii) the Expiration Date;

        (D) there shall have occurred any change, event or development that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

        (E) this Agreement shall have been terminated in accordance with its terms;

                                     B-A-1

        (F) the Company Board shall have (1) failed to recommend or withdrawn or modified or changed its recommendation of the Offer, the Merger or this Agreement (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser or Parent, or (2) approved or recommended, or proposed publicly to approve or recommend, any the Company Takeover Proposal or resolved to do any of the foregoing;

        (G) the Company shall have entered into a Company Acquisition Agreement or the Company Board shall have authorized the Company to do so; or

        (H) any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (other than Holdings and its Affiliates), or Holdings and its Affiliates shall have acquired additional Shares after the date hereof;

    which in the judgment of Parent, in any case makes it inadvisable to proceed with such acceptance for payment or payment for Shares.

    The foregoing conditions are for the sole benefit of Purchaser and its Affiliates and may be asserted by Purchaser, or Parent on behalf of Purchaser, regardless of the circumstances (including without limitation any action or inaction by Purchaser or any of its Affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.

                                     B-A-2

                                                                         ANNEX C

                             STOCKHOLDER AGREEMENT

    This STOCKHOLDER AGREEMENT (this "Agreement"), is made and entered into as of February 28, 2000, by and among BHR North America, Inc., a Delaware corporation ("Purchaser"), Bass PLC, a corporation organized under the laws of England and Wales ("Parent"), and United/Harvey Holdings, L.P., a Delaware limited partnership (the "Stockholder").

                                    RECITALS

    A. Parent, Purchaser and Bristol Hotels & Resorts, a Delaware corporation ("BHR" or the "Company") have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Purchaser will merge with and into BHR (the "Merger") and each issued and outstanding share of BHR Common Stock (each, a "BHR Common Share"), other than BHR Common Shares held by Affiliates of Purchaser, will be converted into the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement.

    B. As of the date hereof, the Stockholder owns of record 7,065,436 BHR Common Shares (such BHR Common Shares, together with any other Purchaser Common Shares or other voting securities or securities convertible into voting securities of BHR acquired by the Stockholder from the date hereof (by purchase or otherwise) through the Offer Completion Date in accordance with the terms of this Agreement are collectively referred to herein as the Stockholder's "Subject Shares").

    C. As a condition and inducement to Parent's and Purchaser's willingness to enter into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

    1. TENDER OF SHARES. Not later than the fifth Business Day after commencement of the Offer, the Stockholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer all of its Subject Shares. In the event, notwithstanding the provisions of the preceding sentence of this Section 1, any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of this Agreement during the Term. The Stockholder acknowledges that Purchaser's obligation to accept for payment and pay for the Subject Shares in the Offer is subject to all the terms and conditions of the Offer. Notwithstanding any other provisions of this Agreement, the obligations of the Stockholder under this Section 1 will terminate without further action upon expiration of the Term.

    2. AGREEMENT TO VOTE SHARES. During the Term, at any meeting of the stockholders of BHR called to consider and vote upon the approval and adoption of the Merger Agreement, the Merger, any actions related thereto or any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the approval and adoption of the Merger Agreement, the Merger, any actions related thereto or any Adverse Proposal by written consent of the stockholders of BHR, the Stockholder will vote or cause to be voted (including by written consent, if applicable) all of the Stockholder's Subject Shares in favor of the approval and adoption of the Merger Agreement and the Merger and against any Adverse Proposal. For purposes of this Agreement, (a) the term "Term" means the period commencing on the date hereof and ending as of the earliest of (i) the Effective Time, (ii) the purchase by Purchaser of the Subject Shares pursuant to the Offer, and
(iii) the termination of the Merger Agreement in accordance with its terms, and
(b) the term "Adverse Proposal" means any (i) Company Takeover Proposal,
(ii) proposal by any Person other than Parent or Purchaser to change the composition of a majority of the Board of Directors of BHR,
(iii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, or (iv) corporate action the consummation of which would frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the Merger Agreement.

    3. IRREVOCABLE PROXY. The Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Subject Shares. By entering into this Agreement, the Stockholder hereby irrevocably and unconditionally grants a proxy during the Term appointing Purchaser as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder's name, to vote, express consent or dissent or otherwise to utilize such voting power in the manner contemplated by Section 2 above as Purchaser or its proxy or substitute shall, in Purchaser's sole discretion, deem proper with respect to the Subject Shares. The proxy granted by the Stockholder pursuant to this Section 3 is irrevocable during the Term and is granted in consideration of Parent and Purchaser entering into the Merger Agreement and incurring certain related fees and expenses. The Stockholder shall perform such further acts and execute such further documents as may be required to vest in Purchaser the sole power to vote the Subject Shares during the term of the proxy granted herein.

    4. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDER. The Stockholder represents, warrants and covenants to Parent as follows:

    (a) OWNERSHIP. The Stockholder is the sole record and beneficial owner of the number of the 7,065,436 BHR Common Shares free and clear of any Lien and any other limitation or restrictions (including any restriction on the right to vote or otherwise dispose of the Subject Shares, other that those created hereby or by the BHR Stockholder Agreement), and has full and unrestricted power to vote such shares. The Stockholder does not own any securities of BHR on the date of this Agreement other than the 7,065,436 BHR Common Shares. None of the Subject Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Subject Shares. From the date of this Agreement to the Offer Completion Date, the Stockholder will be the sole record and beneficial owner of the 7,065,436 of BHR Common Shares owned by it and will have full and unrestricted power to vote such shares.

    (b) DUE AUTHORIZATION. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

    (c) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, require notice to or the consent of any Person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on the Stockholder, or result in the creation of any Lien on the Subject Shares, other than any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (a) impair the ability of the Stockholder to perform the Stockholder's obligations under this Agreement or
(b) prevent or delay the consummation of any of the transactions contemplated by this Agreement.

    (d) RELIANCE BY PARENT. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

    (e) NON-INTERFERENCE. The Stockholder will not (i) grant any proxies or powers of attorney with respect to any of the Stockholder's Subject Shares,
(ii) deposit any of the Stockholder's Subject Shares into a voting trust or enter into a voting agreement with respect to the Stockholder's Subject Shares,
(iii) voluntarily take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing the Stockholder from performing its obligations under this Agreement, or (iv) sell, assign, transfer, encumber, mortgage, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, mortgage or other disposition of, any Subject Shares or any options, warrants or other rights to acquire BHR Common Shares or other voting securities of BHR during the Term. The Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance, mortgage, or other disposition or any such contract, option or other arrangement or understanding, and agrees to notify Parent promptly if the Stockholder is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing and to provide to Parent in reasonable detail the material terms of any proposal received by the Stockholder.

    (f) SURVIVAL. The Stockholder's representations and warranties set forth in this Section 4 will survive the Effective Time for one year after the date of this Agreement.

    5. INDEMNIFICATION. Regardless of whether the transactions contemplated by the Merger Agreement are consummated, during and after the Term, Parent will indemnify, defend and hold harmless the Stockholder to the fullest extent permitted by law against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) and all expenses (including without limitation reasonable attorneys' fees), costs and obligations paid or incurred (a "Loss") in connection with investigating, defending, participating in or preparing to defend any Claim; provided, that Parent shall not be obligated to indemnify the Stockholder under this Section for any claim, liability or expense arising from (i) the bad faith or gross negligence of the Stockholder, (ii) a breach by the Stockholder of any representation, warranty, covenant or agreement contained in this Stockholder Agreement, or (iii) the breach by such Stockholder of the Securities Act of 1933, the Securities Exchange Act of 1934 or any rules or regulations promulgated thereunder. The Stockholder agrees to notify Purchaser promptly after the receipt by the Stockholder of written notice of any such suit, action or proceeding, or any threat thereof, and Parent shall be entitled to assume the defense thereof at its own expense and through counsel selected by it. For purposes of this Agreement, "Claim" means any threatened or pending action, suit or proceeding brought by or on behalf of a stockholder of the Company (including any derivative action brought by any such stockholder on behalf of the Company), alleging damage by reason of the Stockholder having entered into this Agreement. Notwithstanding any other provision hereof, the termination of this Agreement or the Merger Agreement or the expiration of the Term will not limit, extinguish or otherwise affect Parent's obligations under this Section 5.

    6. NO SOLICITATION. The Stockholder covenants and agrees that it will not directly or indirectly (i) solicit, initiate or take action that could reasonably be expected to encourage (or authorize any Person to solicit, initiate or take any action that could reasonably be expected to encourage) any the Company Takeover Proposal or (ii) participate in any discussion or negotiation regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other Person to do so or seek any of the foregoing. The Stockholder shall promptly advise Purchaser of the material terms of any communications it may receive relating to any of the foregoing.

    7. MISCELLANEOUS.

    (a) FEES AND EXPENSES. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the performance of its obligations hereunder.

    (b) AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    (c) EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid against the other parties only if set forth in an instrument in writing signed on behalf of each such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

    (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties any rights or remedies.

    (e) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of laws principles thereof.

    (f) NOTICES. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Stockholder, to the address set forth on the signature page hereto or, in the case of Parent or Purchaser, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

       If to Parent or Purchaser, to:

       c/o Bass Hotels & Resorts
       Three Ravinia Drive
       Suite 2900
       Atlanta, Georgia 30346
       Attention: James L. Kacena
       Telecopy: (770) 604-2378

       with a copy to:

       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attention: Paul R. Kingsley
       Telecopy: (212) 450-4800

    (g) ASSIGNMENT. Neither this Agreement nor any of the rights, interest or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    (h) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such breach would cause the other parties hereto to sustain damages for which they would not have an adequate remedy at law for money damages. It is accordingly agreed that each party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or in any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this

Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    (i) EXCLUSIVE REMEDY. If the Stockholder fails to perform any covenant to be performed by it under this Agreement, and if, pursuant to Section 7.5 of the Merger Agreement, the Company Termination Fee is paid to Parent by BHR, such Company Termination Fee will constitute liquidated damages and will be Parent's sole and exclusive remedy for any breach by the Stockholder of any of its representations, warranties or covenants under this Agreement.

    (j) SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions will be interpreted to be only so broad as is enforceable.

    (k) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

    (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    (m) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

    (n) DEFINED TERMS. Capitalized terms used herein that are not otherwise defined herein have the meanings set forth in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                                       BASS PLC

                                                       By:           /s/ ANDREW E. MACFARLANE
                                                            -----------------------------------------
                                                                       Andrew E. Macfarlane
                                                                         ATTORNEY-IN-FACT

                                                       BHR NORTH AMERICA, INC.

                                                       By:               /s/ THOMAS ARASI
                                                            -----------------------------------------
                                                                           Thomas Arasi
                                                                            PRESIDENT

                                                       UNITED/HARVEY HOLDINGS, L.P.

                                                       By:  Hampstead Genpar, L.P.
                                                            Its General Partner

                                                       By:  HH Genpar Partners
                                                            Its General Partner

                                                       By:         Hampstead Associates, Inc.
                                                                   Its Managing General Partner

                                                       By:  /s/ DANIEL A. DECKER
                                                            ---------------------------------------
                                                            Daniel A. Decker
                                                            EXECUTIVE VICE PRESIDENT

                                                       Address: United/Harvey Holdings, L.P.
                                                       2200 Ross Avenue
                                                       Suite 4200 West
                                                       Dallas, Texas 75201-6799
                                                       Attention: Don McNamara
                                                       Telecopy: (214) 220-4949

                                                       With a copy to:

                                                       Jones, Day, Reavis & Pogue
                                                       599 Lexington Avenue
                                                       New York, New York 10022
                                                       Attention: Robert A. Profusek
                                                       Telecopy: (212) 755-7306

                                                                         ANNEX D

       EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
               RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS

                         SECTION 262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g)), Section 252, Section 254, Section 257, Section 258,
Section 263 or Section 264 of this title:

    1. Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    2. Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
       Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    3. In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    4. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or (2) If the merger or consolidation was approved pursuant to
       Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
       (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within

       10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           BY MAIL:                 BY OVERNIGHT DELIVERY:                BY HAND:
         P.O. Box 3301                85 Challenger Road          120 Broadway, 13th Floor
  South Hackensack, NJ 07606           Mail Drop-Reorg               New York, NY 10271
Attn: Reorganization Department   Ridgefield Park, NJ 07660    Attn: Reorganization Department
                                     Attn: Reorganization
                                          Department

                                  BY FACSIMILE TRANSMISSION
                                  (FOR ELIGIBLE INSTITUTIONS
                                            ONLY):
                                        (201) 296-4293

                                    CONFIRM BY TELEPHONE:
                                        (201) 296-4860

    Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent the respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the Information Agent and will be furnished promptly at Parent's expense.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10022

                          (212 929-5500 (Call Collect)
                                       OR

                         CALL TOLL FREE (800) 322-2885